UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)

As filed with the Securities and Exchange Commission on June 22, 2005

Registration No. 333-123768

PROGINET CORPORATION
(Name of Small Business Issuer in Its Charter)

DELAWARE	7372	11-3264929
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 GARDEN CITY PLAZA,
SUITE 220
GARDEN CITY, NY 11530
(516) 535-3600
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

KEVIN M. KELLY
PRESIDENT AND CHIEF EXECUTIVE OFFICER
200 GARDEN CITY PLAZA,
SUITE 220
GARDEN CITY, NY 11530
(516) 535-3600
(Name, Address and Telephone Number of Agent For Service)

Copies to:
JAMES ALTERBAUM
MOSES & SINGER LLP
1301 AVENUE OF THE AMERICAS
NEW YORK, NY 10019
(212) 554-7800
APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated June 20, 2005

1,430,555 shares of common stock

PROGINET CORPORATION

The selling stockholders identified on pages 31 and 32 of this prospectus are offering on a resale basis up to 1,430,555 shares of our common stock, including 100,000 shares issuable upon exercise of warrants. The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds in the amount of $22,000 assuming the exercise of all of the warrants held by the selling stockholders.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol “PRGF.OB” On June 1, 2005, the last price as reported on the OTC Bulletin Board was $.65.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

An investment in shares of our common stock involves a high degree of risk. We urge you to carefully consider the risk factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 20, 2005

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including the “Risk Factors” and the financial statements contained herein, before making an investment decision. In this prospectus, “Proginet,” the “Company,”“we,”“us” and “our” refer to Proginet Corporation.

The Company

We are a global enterprise software company. Our software solutions allow our customers to effectively and securely manage their security passwords and data within their information technology (IT) systems, which span most business sectors of the economy. Our products can be used on all major hardware platforms, operating systems and application development environments for enterprise computing. We maintain a philosophy of internally developing products, coupled with the acquisition of key technology, the integration of the two, and the establishment of a network of strategic alliances with key technology partners. We sell our products in the U.S. and Canada through our direct sales force and internationally through distributors. We also sell our products through Original Equipment Manufacturer (OEM) partners in the United States, Europe, South America, Asia and Australia. Our stock is traded on the OTC Bulletin Board under the symbol PRGF.

We were incorporated in New York in 1986 as The Teleprocessing Connection, Inc (TCI) and changed our name in 1990 to Proginet Corp. In 1994, we merged with a Delaware corporation and became Proginet Corporation.

Recent Developments

On January 10, 2005, we entered into and closed an asset purchase agreement with Blockade Systems Corp. (“Blockade”), a privately-held Canadian corporation. Pursuant to the Agreement, we acquired certain assets and the business of Blockade and assumed certain Blockade liabilities, for a cash purchase price of $2,308,207. The assets acquired by us include intellectual property, customer contracts, equipment and other tangible personal property.

Prior to the acquisition of certain of Blockade Systems Corp.’s assets, we completed a private placement of 1,055,555 shares of our common stock at a price of $0.90 per share.

General

Our executive offices are located at 200 Garden City Plaza, Suite 220, Garden City, New York 11530 and our telephone number is (516) 535-3600.

Our corporate web site is www.proginet.com. The information found on our web site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

Securities Offered By Selling Stockholders	1,430,555 shares, includes 100,000 shares subject to warrants.

Common Stock Outstanding Before The Offering	14,396,058 shares(1).

Common Stock To Be Outstanding After The Offering	15,826,613 shares(2).

Use Of Proceeds
We will receive no proceeds from the sale of common stock by the selling stockholders. We will receive $22,000 if all of the warrants for underlying shares included in this prospectus are exercised. We will use these proceeds for general corporate purposes.

(1)	Based upon the number of shares outstanding as of June 1, 2005, not including 2,298,000 shares issuable upon exercise of various warrants and options to purchase common stock.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of certain warrants.

Summary Financial And Operating Information

The following selected financial information is derived from the financial statements appearing elsewhere in this prospectus and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Year Ended July 31,		Nine Months Ended April 30,
Summary of Operations:	2004	2003	2005	2004
Revenues	$6,301,818	$5,386,921	$5,879,630	$4,933,637
Operating Expenses	6,787,409	5,941,666	6,153,493	4,907,020

Operating income (loss)	(485,591)	(554,745)	(273,863)	26,617

Other income (expense)	2,964	4,369	11,235	1,816

Net income (loss) attributable to common stockholders	$(482,627)	$(550,376)	$(285,098)	$28.433

Net loss per share attributable to common stockholders, basic and diluted	(.04)	(.04)	(.02)	.00

	Proforma Information (*)
	Year Ended July 31,	Nine months Ended April 30,
Summary of Operations:	2004	2005
Revenues	$9,007,445	$7,008,477
Operating Expenses	11,527,622	8,172,210

Operating income (loss)	(2,520,177)	(1,163,733)

Other income (expense)	71,238	(33,566)

Net income (loss) attributable to common stockholders	$(2,448,939)	$(1,197,299)

Net loss per share attributable to common stockholders, basic and diluted	(.19)	(.09)

(*) See details of proforma information on pages 85-88

Statement of Financial Position	As of July 31, 2004	As of April 30, 2005

Cash and cash equivalents	$1,130,443	$1,040,637

Total assets	6,012,113	8,732,380

Working capital (deficit)	(153,675)	(1,093,529)

Stockholders equity	4,166,854	4,956,850

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. Before deciding to purchase any of our common stock, you should consider the following factors which could materially adversely affect the proposed operations and prospects of Proginet and the value of an investment in Proginet. There may be other factors that are not mentioned here or of which Proginet is not presently aware that could also affect Proginet’s operations.

Our common stock is traded on the Over The Counter Bulletin Board, which could adversely affect the liquidity and volatility of our common stock

On April 1, 2003, we began trading on the Over The Counter (“OTC”) Bulletin Board. Trading on the OTC Bulletin Board may decrease the number of investors willing to trade in our common stock, and therefore could decrease the liquidity and trading volume of our common stock and reduce the number of market makers willing to trade in our stock, making it likely that wider fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain price quotes that reflect the actual value of our common stock. Increases in the volatility of our common stock due to the decreased number of individuals willing to trade in it could also make it more difficult to pledge the common stock as collateral, if a stockholder sought to do so, because a lender might be unable to accurately value the common stock.

In addition, we are subject to the SEC’s penny stock rules. Penny stocks are securities with a price of less than $5.00 per share, other than securities that are registered on certain national securities exchanges, that are quoted on Nasdaq or that meet certain conditions. The penny stock rules require delivery, by a broker-dealer prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. The rules also require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stock rules, stockholders may have difficulty selling our common stock in the open market.

We Cannot Accurately Predict Our Revenues

In light of our history and the rapidly evolving nature of the markets in which we compete, our revenues are difficult to predict. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include the following:

-	The level of use of the Internet by businesses;

-	The announcement or introduction of new services and products by us and our competitors;

-	Customer demand and acceptance of the products and services we offer;

-	Expenditures relating to expansion of our business;

-	The termination of existing relationships or failure to develop new relationships with our business partners; and

-	General economic conditions and economic conditions specific to the Internet and on-line commerce.

We also face unforeseeable seasonal sales fluctuations related to our increasing focus on B2B Internet commerce. Due to the above factors, our operating results likely will fluctuate in the future, making period-to-period comparisons difficult and possibly unreliable. Any change in the above factors could reduce our gross margins in future periods. If our operating results fall below the expectations of our stockholders and/or securities analysts and investors, the trading price of our common stock would likely decrease significantly.

We Must Manage Our Growth

We believe that we must expand our present operations significantly in order to maximize potential growth. This expansion will likely place a significant strain on our management and operational and financial resources. We may hire new employees for a number of key managerial and technical positions, and we will need to integrate them into our management team. In order to manage our growth, we must continue to implement and improve our operational and financial systems, expand existing operations, attract and retain superior management and train, manage and expand our employee base. We cannot assure you that we will manage the expansion of our operations effectively, that our systems, procedures, or controls will support our operations adequately or that our management will implement our business plan successfully. If we cannot manage our growth effectively, then our business, financial condition and results of operations could suffer a material adverse effect.

We Expect That We Will Require Additional Funding To Expand Our Business

We expect that we will require additional financing in order to expand our business. Our working capital requirements in the foreseeable future will depend on a variety of factors, including our ability to implement our business plan. We cannot assure you that we will successfully negotiate or obtain additional financing, or that we will obtain financing on terms favorable or acceptable to us. We do not have any commitments for additional financing. Our ability to obtain additional capital depends on market conditions, the national economy and other factors outside of our control. If we do not obtain adequate financing or such financing is not available on acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be limited significantly. Our failure to secure necessary financing could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Revenues Depend Upon Key Alliances

We currently have over 15 partners worldwide and may continue to enter into contractual strategic alliances. Our revenues in the past have depended and in the future will continue to depend, in part, on these relationships. We cannot assure you that any of these alliances will develop successfully, if at all, or that these alliances will generate revenues or earnings for us. If we fail to manage these relationships successfully, or if our alliances or partners fail to perform as we expect, we could suffer substantial losses in sales and customers. Any such losses would have a material adverse effect on our business, results of operations and financial condition.

We compete against larger, well known companies with greater resources

The enterprise management software business is highly competitive. Many of our competitors including IBM, Sterling Commerce, Tumbleweed, Cyclone Commerce and Computer Associates as well as large computer manufactures such as Sun and HP, have longer operating histories, larger customer bases, visible greater brand recognition and significantly greater financial, marketing, human and other resources. Certain of our competitors may devote greater resources to marketing, sales and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to corporate/ product web sites and product systems development. If our competitors are able to offer products and services on more favorable terms with increased market awareness, we may experience reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will compete successfully on a level playing field against our current and future competitors. Market Competitive pressures created by any one of our competitors, or by our competitors collectively, could have a material adverse effect on our business, prospects, financial condition and results of operations.

We are highly dependent on our executive officers and several technical employees, the loss of any of whom could have an adverse impact on our future operations

We believe that, due to the rapid pace of innovation within our industry, factors such as the technological creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We have relatively few senior personnel, and thus the loss of any single individual could interrupt our operations significantly. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will succeed in attracting and retaining such personnel. Our failure to attract and retain the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

Your ownership interest, voting power and the market price of our common stock may decrease because we have issued, and will likely continue to issue, a substantial number of securities convertible or exercisable into our common stock

As of June 1, 2005, there are outstanding warrants and stock options to purchase 100,000 and 2,198,000 shares of common stock, respectively. The exercise of outstanding warrants and options may cause substantial dilution to your investment in the Company and could also negatively impact the market price of our common stock.

We Depend On Our Ability To Protect And Enforce Our Intellectual Property Rights

We believe that our trademarks and other proprietary rights are important to our success and competitive position. However, we do not possess any patents. We rely on a combination of trademark, copyright and trade secret laws to protect our proprietary rights. We have registered the “IND$File”, “TransAccess”, “TCS”, “CyberFusion”, and “SecurPass” trademarks in the United States. We cannot assure you that we will secure significant protection for our proprietary rights or that claims will not be made against us in connection with our proprietary rights. The actions we take to establish and protect our trademarks and other proprietary rights may be inadequate to prevent imitation of our services or products or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may develop similar technology independently or assert rights on our trademarks and other proprietary rights. The laws of other countries may afford us little or no effective protection of our intellectual property.

Intellectual Property Claims Against Us Can Be Costly And Could Impair Our Business

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could have a material adverse effect on our business, financial condition and results of operations.

Our Future Success Will Depend On Our Ability To Adapt To Rapidly Changing Technologies In Our Industry

The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the introduction by companies from multiple industries of web-based products and services. Accordingly, our future success will depend on our ability to adapt to these changes and to improve the performance, features and reliability of our products in response to competitive offerings, emerging technology and evolving demands of the marketplace. If we fail to adapt to these changes, there would be a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to make substantial expenditures to modify or adapt our products or infrastructure, which could have a material adverse effect on our business, results of operations and financial condition.

If the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace are not developed or if the Internet does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

Insecure Transmission Of Confidential Information And Third Party Misconduct Could Hurt Business Confidence In Internet Commerce

Many businesses are concerned about transmitting confidential information, such as customer or confidential business data, over the Internet. Confidence in secure transmissions is a significant barrier to Internet commerce and communications. We rely on encryption technology to transmit confidential information. In addition, servers are vulnerable to computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our products. The law relating to the liability of Internet services for information carried on or disseminated through their services currently is unsettled. It is possible that claims could be made against companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement or other theories based on the nature and content of the materials disseminated through their services. Concerns regarding liability for information disseminated over the Internet and the adoption of any additional laws for regulations may decrease the growth of the Internet, which could decrease the demand for our Internet transfer products and harm our business.

Additional Regulations Could Be Imposed On Our Industry

We are not currently subject to direct regulation by any government agency other than regulations applicable to businesses generally, which include export regulations on encryption software for which Proginet has received exemptions from the U.S. Commerce Department. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as privacy, pricing and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent protection laws that may impose additional burdens on those companies conducting business over the Internet.

Integrating New Acquisitions Into Our Business May Be Difficult

If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will grow our business. We cannot assure you that we will be able to identify, negotiate or finance future acquisitions successfully, or integrate such acquisitions into our current business. In January 2005 we acquired certain of the assts of Blockade Systems. The process of integrating an acquired business, technology, service, product or personnel may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition will be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which may not be available on terms favorable to us, or available at all, and such financing, if available, might result in substantial dilution to our stockholders.

FORWARD LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular and without limitation, statements contained herein under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. These include uncertainties relating to our intellectual property, our expansion plans, and rapid technological changes. Such forward-looking statements generally are based upon the Company’s best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,”“will,”“expect,”“believe,”“estimate,”“project,”“anticipate,”“continue” or similar terms, variations of those terms or the negative of those terms. You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Readers should carefully review the “Risk Factors” section and any other cautionary statements contained in this prospectus and our other public filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders. We may receive proceeds of up to $22,000 if all the warrants underlying some of the shares sold are exercised. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Principal Market And Market Prices

Our common stock has traded in the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol "PRFG.OB." The following table sets forth for the indicated periods the high and low bid prices of the common stock for the two fiscal years ended July 31, 2003 and 2004 and for the period from August 1, 2004 through June 1, 2005, as reported on the OTCBB. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

Fiscal Period	Fiscal Year Ending 7/31/05*		Fiscal Year Ended 7/31/04		Fiscal Year Ended 7/31/03
	High	Low	High	Low	High	Low
First Quarter	.85	.60	.35	.20	.30	.11
Second Quarter	1.65	.69	.70	.24	.30	.11
Third Quarter	1.75	.69	1.40	.35	.25	.12
Fourth Quarter	.81	.59	.90	.48	.44	.20

*Through June 1, 2005.

Approximate Number Of Holders Of Our Common Stock

On June 1, 2005, there were approximately 300 stockholders of record of our common stock.

Dividends

We have never declared dividends or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

You should read the following discussion in conjunction with our financial statements and the notes thereto included elsewhere herein. All statements in this registration related to Proginet’s ongoing financial operations and expected future results constitute forward-looking statements. The actual results may differ materially from those anticipated or expressed in such statements.

Use of Estimates and Critical Accounting Policies

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on our revenues, income from operations, and net income, as well as on the value of certain assets on our balance sheet. We believe that there are several accounting policies that are critical to an understanding of our historical and future performance, as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management. While there are a number of accounting policies, methods and estimates affecting our financial statements, areas that are particularly significant include revenue recognition and capitalized software development costs. These policies are described in detail below.

In addition to the estimates and assumptions that we use to prepare our historical financial statements, we monitor our sales pipeline in order to estimate the timing and amount of future revenues. If we are unable to properly estimate the timing and amount of revenues, our future operations could be significantly impacted. Our sales pipeline may not consistently relate to revenues in a particular period, as the data upon which the assumptions and estimates were made by management may change. For example, an economic slowdown may result in reduced information technology spending which causes customers to delay and reduce purchasing decisions. Accordingly, it may be harder to close contracts with customers, the size of the transactions may decrease, and many of our license contracts maybe pushed to the very end of the quarter, making it difficult for us to forecast revenues for the quarter, and adjust spending to respond to variations in revenue growth during the quarter, all of which may adversely affect our business, financial condition and results of operations.

Revenue Recognition

We recognize revenue in accordance with Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” We recognize software license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, delivery of the product has occurred and the customer has accepted the product (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. In instances when any of the criteria are not met, we will either defer recognition of the software license revenue until the criteria are met or we will recognize the software license revenue on a ratable basis, as required by SOPs 97-2 and 98-9. We generally utilize written contracts as the means to establish the terms and conditions by which our products, support and services are sold to our customers.

We consider a non-cancelable agreement signed by us and the customer to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Our typical end user license agreements do not contain acceptance clauses. We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable, we recognize revenue as the amounts become due and payable. Probability of collection is based upon our assessment of the customer’s financial condition through review of its current financial statements or credit reports. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If we determine that collection is not probable, we defer the revenue and recognize the revenue upon cash collection.

Revenues from license and maintenance transactions that include extended payment terms are generally recognized in the same manner as those requiring current payment. We have an established business practice of offering installment contracts to customers and have a history of successfully enforcing original payment terms without making concessions. Further, the payment obligations are unrelated to product implementation or any other post-transaction activity. Revenues from sales through agents, distributors and resellers are recorded at the gross amount charged based on the economic risks and ongoing product support responsibilities we assume.

When our software licenses contain multiple elements, we allocate revenue to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or support), software products and, in some cases, service. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the elements specific to us. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the same element or service to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, we account for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

A customer typically prepays maintenance revenues for the first 12 months and the related maintenance revenues are recognized ratably monthly over the term of the maintenance contract, which is generally 12 months. Maintenance contracts include the right to unspecified upgrades on a when-and-if available basis and ongoing support.

Deferred revenues include amounts received from customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

Based on our interpretation of SOP 97-2 and SOP 98-9, we believe that our current sales contract terms and business arrangements have been properly reported. However, the American Institute of Certified Public Accountants and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant standards to a wide range of sales contract terms and business arrangements that are prevalent in the software industry. Also, the SEC has issued Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. Future interpretations of existing accounting standards or changes in our business practices could result in future changes in our revenue accounting policies that could have a material adverse effect on our business, financial condition and results of operations.

Capitalized Software Development Costs

We capitalize our software development costs when the projects under development reach technological feasibility as defined by Financial Accounting Standard (“FASB”) No. 86, and amortize these costs over the products’ estimated useful lives. Under FASB No. 86, we evaluate our capitalized software costs at each balance sheet date to determine if the unamortized balance related to any given product exceeds the estimated net realizable value of that product. Any such excess is written off through accelerated amortization in the quarter it is identified. Determining net realizable value as defined by FASB No. 86 requires that we estimate future cash flows to be generated by the products and to use judgment in quantifying the appropriate amount to write off, if any. Actual cash flows and amounts realized from the software products could differ from our estimates. Also, any future changes to our product portfolio could result in significant research and development expenses related to software asset write-offs.

Goodwill, Other Intangible Assets and Other Long-Lived Assets

The Company performs an evaluation of whether goodwill is impaired annually or when events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Fair value is determined using market comparables for similar businesses or forecasts of discounted future cash flows. The Company also reviews other intangible assets and other long-lived assets when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Should the fair value of the Company's long-lived assets decline because of reduced operating performance, market declines, or other indicators of impairment, a charge to operations for impairment may be necessary.

Results of Operations for the three and nine months Ended April 30, 2005 and 2004

Revenues

Revenues for the quarter ended April 30, 2005 amounted to $1,788,313, representing an increase of $27,791, or 1.6%, compared to revenues of $1,760,522 for the quarter ended April 30, 2004. Revenues for the nine months ended April 30, 2005 amounted to $5,879,630, representing an increase of $945,993, or 19.2%, compared to revenues of $4,933,637 for the nine months ended April 30, 2004.

Software license revenues for the three months ended April 30, 2005 amounted to $427,529 representing a decrease of $297,710, or 41.0%, compared to software license revenues of $725,239 for the three months ended April 30, 2004. Software license revenues for the nine months ended April 30, 2005 amounted to $2,295,593 representing an increase of $370,375, or 19.2%, compared to software sales revenues of $1,925,218 for the nine months ended April 30, 2004. Software license revenue is sold directly through domestic sales executives, indirectly through international distributors and domestically and internationally through OEM partners. Direct sales, international distributor sales and OEM sales amounted to $237,557, $163,860 and $26,112 compared to $154,551, $201,428 and 369,260 for the three months ended April 30, 2004. For the nine months ended April 30, 2005, direct sales, international distributor sales and OEM sales amounted to $1,278,417, $679,543 and $337,633 compared to the prior year nine month period of $523,927, $488,235 and $913,056, respectively. OEM sales decreased for the three and nine month periods due to a third party acquisition of an OEM partner in November 2004. Direct sales were favorably impacted for the current year nine month period by a one-time sale to an existing customer amounting to $540,000 in October 2004. The Company does not expect to generate any future software revenues from this customer.

Software maintenance fees and other for the three months ended April 30, 2005 amounted to $1,336,582, representing an increase of $301,299, or 29.1%, compared to software maintenance fees and other of $1,035,283 for the three months ended April 30, 2004. Software maintenance fees and other for the nine months ended April 30, 2005 amounted to $3,390,047, representing an increase of $413,480, or 13.9%, compared to software maintenance fees and other of $2,976,567 for the nine months ended April 30, 2004. The increase in software maintenance fees and other for the three and nine months ended April 30, 2005 is primarily due to an increase in maintenance revenues of $334,810 and $395,924, respectively, resulting from the acquisition in January 2005 of certain assets and the business of Blockade Systems Corp.

Professional services for the three months ended April 30, 2005 amounted to $24,202, compared to professional services of $0 for the three months ended April 30, 2004. Professional services for the nine months ended April 30, 2005 amounted to $193,990, representing an increase of $162,138, or 509%, compared to professional services of $31,852 for the nine months ended April 30, 2004. The increase in professional service revenue for the current year quarter is primarily due to consulting services rendered to the newly acquired Blockade Systems Corp. customers amounting to $17,026. For the nine months ended April 30, 2005, the increase in professional services relates to a consulting agreement entered into with a customer for a total contract amount of $180,000 for design and implementation services. Such services amounted to $1,476 and $161,650 for the three and nine months ended April 30, 2005.

Operating Expenses

Operating expenses increased to $2,150,517 from $1,721,162 an increase of $429,355 or 24.9% for the three months ended April 30, 2005 compared to the prior year period and increased $1,246,473 or 25.4% for the nine months ended April 30, 2005 compared to operating expenses of $4,907,020 for the nine months ended April 30, 2004. The increase in operating expenses for the three and nine month periods is primarily a combined result of the following fluctuations:

Cost of software licenses (which primarily includes amortization of capitalized software costs) for the three months ended April 30, 2005 amounted to $537,965, representing an increase of $162,307 or 43.2%, compared to cost of software licenses of $375,658 for the three months ended April 30, 2004. Cost of software licenses for the nine months ended April 30, 2005 amounted to $1,368,755, representing an increase of $270,818 or 24.7%, compared to cost of software licenses of $1,097,937 for the nine months ended April 30, 2004. The increase in cost of software licenses for the three and nine month periods is primarily due to the amortization of acquired software and customer relationships acquired from Blockade Systems Corp. in January 2005 of $135,045 and $165,539, respectively, as well as an increase in amortization expense for internally developed software completed and announced available for sale during the nine month period ended April 30, 2005.

Cost of maintenance fees and other (which principally consist of technical support payroll) for the three months ended April 30, 2005 amounted to $321,469 representing an increase of $129,871 or 67.8%, compared to maintenance fees and other of $191,598 for the three months ended April 30, 2004. Cost of maintenance fees and other for the nine months ended April 30, 2005 amounted to $706,626, representing an increase of $119,790 or 20.4%, compared to cost of maintenance fees and other of $586,836 for the nine months ended April 30, 2004. The increase in cost of maintenance fees and other for the three and nine months ended April 30, 2005 is due to an increase in employee and employee related costs of $116,310 and $135,626, respectively, for technical support services related to the Blockade Systems Corp. acquisition.

Selling and marketing expense for the three months ended April 30, 2005 amounted to $480,542, representing an increase of $103,339 or 27.4%, compared to selling and marketing expense of $377,203 for the three months ended April 30, 2004. Selling and marketing expense for the nine months ended April 30, 2005 amounted to $1,566,971, representing an increase of $652,527 or 71.4%, compared to selling and marketing expense of $914,444 for the nine months ended April 30, 2004. The increase in selling and marketing for the three and nine months ended April 30, 2005 is due to an increase in employee and employee related costs of $118,215 and $550,963 due to the expansion of the selling and marketing departments in the current year periods offset for the three months by the termination of the Company’s public relations firm.

General and administrative expense for the three months ended April 30, 2005 amounted to $585,468, representing an increase of $107,959 or 22.6%, compared to general and administrative expense of $477,509 for the three months ended April 30, 2004. General and administrative expense for the nine months ended April 30, 2005 amounted to $1,567,349, representing an increase of $27,101 or 1.8%, compared to general and administrative expense of $1,540,248 for the nine months ended April 30, 2004. The increase in general and administrative expense for the three months ended April 30, 2005 is primarily due to facility related costs of the Company’s Canadian operations due to the acquisition of Blockade Systems Corp. in January 2005 amounting to $57,719 and an increase in professional fees primarily associated with the debtor-in-possession financing to V-One Corporation and various regulatory filings and other matters amounting to $50,689.

Net Income (Loss)

The Company reported a net income (loss) of ($373,001) and $40,071 for the three months ended April 30, 2005 and 2004, respectively and a net income (loss) of ($285,098) and $28,433 for the nine months ended April 30, 2005 and 2004, respectively.

Results of Operation for the Fiscal Years Ended July 31, 2004 and 2003

Revenues

Total revenues for the year ended July 31, 2004 amounted to $6,301,818, representing an increase of $914,897, or 17% compared to revenues of $5,386,921 for the year ended July 31, 2003. Software license revenues increased by $790,862, or 51.7%, to $2,319,702. The increase in software license revenues compared to the prior year was primarily due to sales made by our OEM partners, both domestically and internationally.

Software maintenance fees and other increased by $124,035, or 3.2% to $3,982,116 compared to fiscal 2003 of $3,858,081. The increase in software maintenance fees and other is primarily due to an increase in recurring maintenance revenues from an expanded customer base and from maintenance revenues generated under an OEM relationship established in fiscal 2004.

Operating Expenses

Operating expenses increased $845,743, or 14.2% to $6,787,409 in fiscal 2004 from $5,941,666 in fiscal 2003. This increase is primarily attributed to a $131,356, or 20.9%, increase is cost of maintenance fees and other, a $95,007, or 11.1%, increase in commissions and a $581,985, or 74.3%, in selling and marketing.

The increase in cost of maintenance fees and other (which principally consists of technical support payroll) is primarily due to an increase in payroll and payroll related expenses allocated to support the Company’s customer base and installed products. The increase in commissions is due to an increase in international revenue generated through distributors. The increase in selling and marketing is due to an increase in sales and marketing personnel and from an increase in marketing programs related to the launch of the SIFT product and other corporate sales and marketing initiatives, both domestically and internationally, including among other items, trade show participation, increased customer visitations and the retention of an industry analyst group and a public relations firm.

Interest income amounted to $2,964 and $4,369 in fiscal 2004 and 2003, respectively. The $1,405, or 32.2%, decrease in interest income earned is primarily due to a lower rate of return earned on the Company’s investment in a liquid reserve mutual fund in fiscal 2004.

Net Loss

The Company reported a net loss of $482,627 for 2004 compared to a net loss of $550,376 for 2003.

Liquidity and Capital Resources

At April 30, 2005, the Company had a cash and cash equivalent balance of $1,040,637 and working capital deficit of $1,093,529 compared to $1,130,443 of cash and cash equivalents and a working capital deficit of $153,675 at July 31, 2004. The decrease in working capital was primarily due to the recognition of deferred revenues amounting to $826,478 and the current portion of a note payable of $333,333 at April 30, 2005 arising from the acquisition in January 2005 of the business of Blockade Systems Corp. ("Blockade") for a purchase price of $2,308,207.

Operating activities provided cash of $1,177,789 for the nine months ended April 30, 2005. This resulted primarily from a non-cash charge for depreciation and amortization of $1,440,065, deferred revenue of $322,158 (net of acquired deferred revenues) offset by an increase in prepaid expenses and other for the debtor-in-possession financing provided V-One Corp. by the Company of $356,788.

Investing activities used cash of $3,252,650 for the nine months ended April 30, 2005 due to the acquisition in January 2005 of certain assets and the business of Blockade Systems Corp. ("Blockade") for a cash purchase price of $2,308,207.

Financing activities provided cash of $1,985,055 as the Company issued a Promissory Note (the “Note”) on January 10, 2005 for $1,000,000 with a bank to finance the acquisition of Blockade. The Note is payable in 35 monthly installments of $27,775 commencing February 10, 2005 with the balance of $27,779 due on February 10, 2008. The Note bears interest at ½% above the Bank’ prime rate per annum and is collateralized by the accounts receivable and certain intellectual property of Proginet. The amounts due under the Note will become due and payable immediately upon the occurrence of customary events of default and also requires the Company to maintain a “Minimum Debt Service Coverage Ratio”, as defined, on an annual basis. Financing activities also included proceeds from various accredited investors for the purchase from the Company of an aggregate of 1,055,555 shares of common stock, at a price of $0.90 per share, for total proceeds of $897,637, net of expenses, in a private placement.

On January 12, 2000, Proginet established a line of credit in the amount of $100,000 with a bank. The interest rate is variable, based on prime plus 1%. The line of credit was due to expire on September 30, 2005; however, the Company terminated this agreement in January 2005 in connection with the acquisition of Blockade.

In May 2001, the Company established an additional line of credit in the amount of $350,000 with another bank. In July 2004, this line of credit was increased to $550,000. The line of credit is collateralized by accounts receivable of the Company and expires July 31, 2005, at which time the Company intends to renew this line of credit. As of April 30, 2005, the Company has not borrowed against this line of credit.

The following table lists the Company’s cash contractual obligations as of April 30, 2005:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations:
Operating Lease Obligations	$2,359,097	$274,856	$586,078	$567,516	$930,647
Note payable	916,666	333,333	583,333	-	-
Total	$3,275,763	$608,189	$1,169,411	$567,516	$930,647

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standard ("FASB") No. 123R "Share Based Payment". This statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. FASB 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under FASB 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

Description of Business

Proginet Corporation (“Proginet” or “the Company”) is a global enterprise software company. Proginet’s software solutions allow our customers to effectively and securely manage their security passwords and data within their information technology (IT) systems, which span most business sectors of the economy. The Company’s products can be used on all major hardware platforms, operating systems and application development environments for enterprise computing. The Company maintains a philosophy of internally developing products, coupled with the acquisition of key technology, the integration of the two, and the establishment of a network of strategic alliances with key technology partners. The Company sells its products in the U.S. and Canada through its direct sales force and internationally through distributors. The Company also sells its products through Original Equipment Manufacturer (OEM) partners in the United States, Europe, South America, Asia and Australia. The Company’s stock is traded on the OTC Bulletin Board under the symbol PRGF.

Corporate History

Proginet was incorporated in New York in 1986 as The Teleprocessing Connection, Inc (TCI) and changed its name in 1990 to Proginet Corp. In 1994, Proginet Corp. merged with a Delaware corporation, was renamed Proginet Corporation and became a public company by listing on the Vancouver Stock Exchange. In addition to the development of software technology, Proginet has acquired several technologies from other companies including the acquisition of Network Navigator and IND$File from Novell Inc. in 1994, the acquisition of TransAccess from Microsoft in 1995, the acquisition of NetWork software from Knowledge Net in 1995 and the acquisition of TCS from SureFire Inc in 2000 and most recently Blockade in early 2005.

Products

The following is a brief description of the principal products currently marketed by Proginet. Proginet has designed its products with an emphasis on security, reliability, ease of deployment and use, and strong ROI’s. Proginet’s goal is to protect its customers’ investments in numerous networking hardware and software, and to provide its customers with flexibility for future investments in standards based technology and Internet technology.

Information Movement Products

Proginet’s enterprise file transfer technology allows users to send their information over internal networks and the Internet, confident that no one other than the intended recipient can read or receive the information. Proginet’s information movement software is currently being used by some of the largest corporations in the world. Proginet offers seven software solutions for moving information between computers. The Secure Internet File Transfer product (SIFT) was introduced to the market in July 2003, as a standards based web service technology to address the B2B data transfer requirements of hundreds of thousands of companies. Thus, SIFT is designed specifically for Internet file transfer and the other six are designed for internal network file transfers.

Proginet currently offers the following products in the information movement space:

•
SIFT is a Web Service that provides connectivity with business partners or consumers needing secure file data exchange over the Internet using open protocols. As a web service, SIFT supports HTTPS, SOAP, UDDI, WSDL and Struts. For encryption, SIFT supports SSL, AES and DES. For authentication and non-repudiation, SIFT supports X509 Digital Certificates and hacking.

•
CyberFusion provides secure reliable information movement across the large enterprise internal networks. This product includes some of the strongest encryption available including DES, Triple DES, Blowfish and Blowfish Long, along with extensive features to allow for the automation of information movement needs.

•
TransAccess is a data access and middleware solution for cross-platform data retrieval, update and transaction processing. TransAccess enables enterprise-wide distributed applications across an extensive range of computing platforms.

•	Network Navigator is a batch file transfer capability between client/server and MVS environments.

•
Proginet also provides a version of IND$FILE, called IND$FILE Plus. While the Time Sharing Option (TSO) version of IND$FILE, sold by IBM, is already the industry standard for exchanging files between personal computers and IBM mainframes, Proginet’s VTAM - based IND$FILE Plus provides added value and security to all IBM mainframe users.

•
TCS (TM) is a peer-to-peer file transfer solution for the enterprise. TCS allows end users and Information Technology staff to easily transfer, access, and manage data across an enterprise network, regardless of location, file type or protocol. TCS file transfer is flexible, secure, centrally managed and scalable, and offers complete platform protocol and Application Program Interface (API) support for MVS, OS/2, Netware, UNIX and all versions of Windows. For those customers who do not require the fully automated file transfer capabilities of CyberFusion, TCS is an excellent alternative, at a lower price point.

Password Management Products

Proginet’s password management technology addresses the problem of “too many passwords” that affects individual users from small to large corporate enterprises. Individual users may have many passwords to access the different systems in a typical environment. Often they resort to writing passwords on a “Post-It”. Such practices cause enterprises to have an exposure when users write the password down or choose simple passwords that are easier to remember. Another consequence develops when users create complex passwords for improved security and then forget their passwords, creating a significant burden for helpdesk personnel.

SecurPass, with its password synchronization technology, password management features, and extendable application program interfaces (APIs), allows enterprises to gain control over users’ passwords. By utilizing the password management and password synchronization technology in SecurPass, a company can specify the rules for creating a password, and have those rules enforced among all of the security systems throughout the company. The capabilities in SecurPass allow a user to specify one password, and have that password allow the user to gain access to all of the systems needed. When a password is reset, SecurPass propagates the password change throughout the environment to ensure that all passwords are secure and in-sync.

In 2004, Proginet introduced a new version of the SecurPass Reset product, providing improved performance capabilities. These improvements reduce both cost and time delay in accessing systems.

In January, 2005, through an Asset Purchase, Proginet acquired most of the assets of Blockade Systems Corp. This included all of the software for four products; ManageID, ESaccess, RTMA for MIIS, and Blockade for MVS, a legacy product that is supported but not actively marketed. Also acquired was the customer base of approximately 30 customers; almost all using ESaccess and about 20 using one or more of the components of ManageID.

Blockade has four products that serve different parts of the information security market; ESaccess, an access control and Web Single sign on product that authenticates and provides authorization services for web site users, utilizing mainframe security systems for authentication - ManageID, a product suite that offers password synchronization, reset, and identity management -RTMA (Real Time Management Agents), that extend Microsoft’s MIIS (Microsoft Identity Information Server) to the mainframe - and Blockade for MVS, a legacy system.

Blockade products are well engineered, well written, and well documented. These products will be merged into the Proginet product family and aggressively sold by our direct sales force and especially by our distributors

Proginet believes that enterprises can simplify and consolidate their security administration functions using SecurPass Sync and Reset, as a first step to regaining and keeping control over their information technology environments and expanding their security protections with the Blockade Managed ID products.

Strategy

Proginet’s strategy continues to be to develop and market relevant security software applications that are standards based technology applications for information movement and password management. Proginet implements its strategy by investing in a highly qualified and motivated research and development team, that produces and brings to market unique and creative products geared to the security software requirements of large, medium and most recently small enterprises with the introduction of our SIFT product. Such technology includes security and management features to assure secure access to systems and reliable transfers.

Proginet is a significant vendor providing secure enterprise file transfer software to the Financial Services and Healthcare Industries worldwide and other enterprises, which benefit from our technologies. Proginet’s technology provides comprehensive features and capabilities to assure compliance with all laws, regulations and standards appropriate for these industries - generating cost effective, efficient, scalable, reliable and secure infrastructure to move, manage, protect and secure these enterprises’ most important asset - their data.

The driving force behind Proginet’s strategy is the absolute dedication and commitment to fully utilize Proginet’s expertise, background, and core competencies in the critical area of security related to data movement and control. These competencies resulted in Proginet’s development of the Security and Information Exchange Architecture for the Global Enterprise (SIEA) Model in 2003. This model is a comprehensive data movement and security model introduced - for the instant access world of the Internet. In 2003, the Company continued the implementation of this model with the introduction of SIFT, the next major component of the SIEA strategy. In 2004 the Company continues the development of this strategic model with support for additional protocols for FTP, the implementation of the AS2 and AS3 data standards and delegated administrative capabilities.

Identity management systems represent a growing market, but one that is more and more dominated by very large vendors. It appears that the roadmap of companies such as IBM, Sun, HP, and Microsoft is to embed identity management and provisioning functionality as an integral part of their operating systems. As this becomes a reality, there will be a substantially smaller potential for standalone solutions.

The bright side is that the large vendor offerings take a tremendous amount of effort to install and maintain. Multi-year, multi-million dollar implementations (reminiscent of SAP) seem to be the norm

Standalone solutions that can offer measurable ROI’s will still have a substantial market opportunity for the next few years and Proginet intended the pursuit of this niche.

ManageID is a well engineered and well architected package which can be successfully sold domestically, but may have even greater potential with European and South American distributors, additionally, there is still a large opportunity for ManageID, especially among companies with large mainframe or iSeries focus.

The SIEA model offers a technology “road map” and provides a master control system for data with a “Data Wall” of protection to secure and protect the access to and movement of enterprise data - anywhere, anytime and anyhow - with industry standards for compliance and control.

Proginet’s roadmap provides a logical and orderly migration path - and evolutionary approach - to building and managing a total infrastructure for data movement. The roadmap also defines the deployment strategies and phases of deployment required to achieve a secure data integration environment.

The SIEA Model capitalizes on Proginet’s position as a multi-vendor, multi-protocol, multi-standards software innovator. Proginet provides the standardized integration of disparate architectures, to empower large complex enterprises to seamlessly integrate their myriad of computing platforms and applications for a totally open and standards based infrastructure. The global enterprise must have a standard infrastructure that can be modified and/or changed as its business requirements evolve and change. The constraints and restrictions of the old “legacy” approach or the “uncontrolled” distributed approach will not suffice in todays, anytime, anywhere, anyway environment.

Since the advent of the mini-computer, where organizations began distributing their data processing and their data, the enterprise model has become incredibly more complex. Security, data integrity, reliability, scalability, disaster recovery, and so many other issues have made it increasingly more difficult for organizations to keep up with their customer demands and regulatory obligations. Achieving a reasonable profitability and return on investments is a much more difficult challenge.

Proginet’s SIEA Model addresses all of the major requirements of the large global enterprises which have worldwide-distributed information processing configurations and with the introduction of SIFT the Company’s technology is deployable and beneficial for dramatically expanded marketplace of small and medium companies as well. The SIEA Model provides for major functionality for data movement and security through Proginet software, both internally developed and acquired. Proginet’s software architecture also provides for standards compliance and deployment and provides for full integration to the extensive software tools and applications deployed or to be deployed throughout the global enterprises. The SIEA Model as it continues to be developed is a superior solution for all size enterprises.

Sales and Marketing

Proginet’s sales strategy is comprised of four sales models: direct sales in the U.S.; indirect sales in the U.S. through distributors; indirect international sales through distribution partners in over 30 countries around the world; and alliances with partners who integrate Proginet’s technology with their technology and sell the combined product(s). This last model is commonly referred to as OEM.

The direct sales model includes a direct telemarketing and sales force comprised of Proginet employees. The direct sales model covers the entire sales cycle from lead generation through a proof-of-concept (POC) evaluation process, typically 30 to 60 days, to the signing of a software license agreement. Proginet estimates that the “typical” sales cycle averages about 120 days and Proginet closes approximately sixty (60) percent of POC’s started The indirect U.S. sales model is built on the premise that business connections and knowledge in various vertical markets can be beneficial in establishing business relationships and closing sales faster in instances where Proginet did not have a presence. Therefore, Proginet is continuing to extend the indirect channels program used internationally to the U.S. domestic sales process.

The indirect international sales model is built on the premise that presence and knowledge in local markets is paramount to establishing necessary business relationships and closing sales. Therefore, distributor partnerships are established in local markets (countries) and Proginet commits significant resources to train and support distributors to sell Proginet software in their countries. The distributors’ role is to act as agents, make the marketplace aware of Proginet’s technology and explain how the technology can be used in their business environments. Proginet supports the distributors with authorized assistance and support, customer installations and training whenever necessary. Distributors are typically compensated at a commission rate of 25% to 50% based upon their level of effort, resources assigned and commitment to closing sales.

The OEM sales model is based on the ability of an outside software company with complementary technology to sell, install and support Proginet’s technology. These OEMs incorporate Proginet’s technology to provide services to other customers. The OEM arrangements include a commission structure similar to that for the distributors and also include specific fixed pricing for the number of “users” the product is licensed for.

All of Proginet’s sales are dependent on visibility in the marketplace and the market’s acceptance of Proginet’s products. As such, the relationships with technology partners such as IBM, Microsoft, HP and others, which give Proginet visibility on their websites, continue to benefit both the direct and indirect sales model. In both models, while there is no contractual obligation for website coverage, this visibility provides leads and references to prospective customers who could benefit from Proginet’s products and their integration into our partner’s technology. The Company, however, does not maintain statistics on the amount of revenues attributable to such leads.

Proginet’s marketing strategy is centered on communicating the Company’s product solutions to the marketplace. It is focused in three primary categories: targeted vertical marketing, product management and marketing communications.

Targeted vertical marketing identifies specific vertical markets where Proginet’s products are most beneficial to create the greatest number of opportunities and then develops positioning, programs and materials to reach these customers and support sales activities.

Product management’s function is to translate customer requirements, market requirements and competitive differentiators into product development plans, and to work with the development team through product completion. Product management is also responsible for training the Company’s sales team on product information and strategy.

Marketing communications is a comprehensive program to deliver Proginet’s message to identified audiences. These methods include trade press coverage, trade show attendance, industry conference participation, developing industry analyst relationships, targeted direct mail campaigns and through our internet website. Our website is an important part of our sales lead generation program, and as such, we continue to invest in improving our website content and promoting the website in search engines and paid online advertising.

Customers

Proginet has established a worldwide user base of more than 300 companies in over 25 countries engaged in the financial, telecommunications, healthcare, government, and other industry sectors. No one customer represented 10% or more of Proginet’s revenues during the past two fiscal years.

Suppliers

Proginet is not reliant on any particular supplier for any of its operating needs. Any products required can be purchased from a number of sources.

Competition

The enterprise management software business is highly competitive. Many of our competitors including IBM, Computer Associates, Sterling Commerce and Tumbleweed, as well as large computer manufacturers such as Sun and HP, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. Certain of our competitors may devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to web site and systems development. If our competitors are able to offer products and services on more favorable terms, we may experience reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will compete successfully against our current and future competitors. Competitive pressures created by any one of our competitors, or by our competitors collectively, could have a material adverse effect on our business, prospects, financial condition and results of operations.

We believe that the key criteria considered by potential purchasers of our products are as follows: the operational advantages and cost savings provided by our products; product quality and capability; product price and the terms on which the product is licensed; ease of integration of the product with the purchaser’s existing systems; ease of product installation and use; quality of support and product documentation; and the experience and financial stability of our company.

Proprietary Rights

Proginet does not possess any patents. Proginet relies on a combination of trademark, copyright and trade secret laws to protect its proprietary rights. Proginet has registered the trademarks IND$File, TCS, CyberFusion, SecurPass and TransAccess in the United States. These trademarks are considered significant in the protection of the Company’s technology. The Company believes that its source code and its product designs are best protected by the Company’s Employee Confidential Information and Non-Competition Agreements entered into with each of its employees. In addition, Proginet owns most of the Internet domain names for its products.

Government Regulation

Proginet has received authorization from the United States Commerce Department to export strong encryption that will ensure the security of critical business information transferred worldwide via the Internet. Other than this authorization, the Company is not subject to direct regulation by any government agency, other than regulations applicable to businesses in general.

EMPLOYEES

As of June 1, 2005, Proginet had forty seven full-time salaried employees. The Company believes its relations with its employees are satisfactory.

DESCRIPTION OF PROPERTY

Proginet maintains its headquarters at 200 Garden City Plaza, Garden City, New York, 11530 where all employees are located. This lease expires May 2013.

LEGAL PROCEEDINGS

While the Company is occasionally involved in various claims and legal actions in the ordinary course of business. The Company is not currently involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information with respect to the executive officers and directors of Proginet Corporation as of March 24, 2005.

Name	Age	Position

Kevin M. Kelly	58	Director, President and Chief Executive Officer
John C. Daily(2)	61	Director, Chairman
Dr. E. Kelly Hyslop(3)	[N/A ]	Director
William Loscalzo (1)	56	Director
Stephen Sternbach(2)(3)	50	Director
George Hawes(1)	57	Director
Thomas C. Bauer	48	Chief Technology Officer
Kevin Bohan	35	Chief Information Officer
Debra DiMaria	43	Chief Financial Officer, Corporate Secretary
Arne H. Johnson	56	Senior Vice President of Strategic Planning, Product Management and Marketing
John W. Gazzola	50	Senior Vice President of Sales
_________________________________
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating Committee

Kevin M. Kelly is the President and Chief Executive Officer of the Company. Mr. Kelly became President of the Company in June 1994, and had previously served as an outside director for 2 years. From 1992 to June 1994, Mr. Kelly served as Chief Operating Officer of CDC Systems, where he managed an armored car company of over 1500 employees. He was also Senior Vice President of Nationar Bank in New York from 1984 to 1992, a correspondent commercial bank, and previously he was Division Executive and Vice President of Chase Manhattan Bank, a global banking organization. Mr. Kelly holds a Bachelor of Science degree in Mathematics from Iona College.

John C. Daily has been Chairman of the Board since December 1998 and a Director of the Company since 1993. He has been Managing Director and Principal of Christian & Timbers, an executive search firm, since May 1997. Mr. Daily also served as Senior Vice President of Handy HRM, an executive search firm, from 1995 to May 1997; and President and Chief Executive Officer of Image Business Systems, a software development company, from June 1994 to December 1994. Mr. Daily was also CEO of Systems Center, an enterprise software company that was acquired by Sterling Software, and before that he held a series of executive positions at IBM over a 20-year career.

Dr. E. Kelly Hyslop has been a Director of the Company since September 1996. He practiced as a medical doctor from 1969 through 1995 and has now retired. He has been involved with many public and private emerging growth companies as a strategic and financial advisor. He is currently Chief Executive Officer of various companies in Gibraltar.

William Loscalzo, CPA, has been a Director of the Company since September 2003. Since 1992, Mr. Loscalzo served as the managing member of Loscalzo & Company, LLC, a firm specializing in audit, and consulting services for privately held companies. From 1997-1991, Mr. Loscalzo served in the management of various real estate and construction entities and previously spent seven years with Arthur Andersen & Co. Mr. Loscalzo is a member of the American Institute of Certified Public Accountants (AICPA), the New York Society of CPAs and the New Jersey Society of CPAs and is currently serving on the New Jersey Society of CPA’s Accounting and Auditing Standards Committee. He received a Bachelor of Science in accounting from Fordham University and a Masters of Business Administration in taxation from Baruch College.

Stephen Sternbach has been a Director of the Company since November 1999. Mr. Sternbach has been the President, Chief Executive Officer and a director of Star Multi Care Services, Inc., a health care provider based on Long Island, since 1986. Star Multi Care was publicly traded on the OTC- Bulletin Board under the symbol SMCS, until the Company de-listed and went private in 2003.

Thomas C. Bauer has served as Chief Technology Officer since February 2003. He is the chief developer of the Xcom file transfer software, Fusion FMS, SecurPass, CyberFusion and SIFT software. From 1985 through 2003, Mr. Bauer served as the Company’s Software Development Manager. Mr. Bauer graduated Magna Cum Laude from Adelphi University in 1978 with a Bachelors of Business Administration.

Kevin Bohan has served as Chief Information Officer of the Company since February 2003. He joined the Company in 1989 as a Network Engineer, and became manager of Customer Support in 1994. He was named Vice President of Sales and Customer Support in 1998 and served as such through September 2001. In September 2001, Mr. Bohan was named Chief Technology Officer and in February 2003 was appointed Chief Information Officer. Previously, Mr. Bohan served on the Board of Directors of OSINET Corporation; a non-profit standard based software association, and has served as Chairman of the North American Open System Implementers Workshop at the United States National Institute of Standards and Technology. His standards work included work on directory services. Mr. Bohan holds a Bachelor of Arts degree in Accounting from Iona College. Kevin Bohan is Kevin M. Kelly’s nephew.

Debra DiMaria has served as Chief Financial Officer and Corporate Secretary of the Company since December 2000. Before coming to Proginet, Ms. DiMaria spent fifteen years with Grant Thornton LLP, an international accounting and consulting firm. A 1985 graduate of St. John’s University with a degree in Accounting, Ms. DiMaria earned the professional title of CPA in New York State in 1990. She is a member of the New York State Society of CPAs and the AICPA.

Arne H. Johnson was appointed Senior Vice President of Strategic Planning, Product management and Marketing in November 2002. Mr. Johnson had served as Vice President of Strategic Planning, Indirect Channels and Systems Engineering of the Company since January 2001. He was also the Company’s Vice President of Development from June 1997 to January 2001. From 1992 to June 1997, he served as President of Huntington Consulting Group, a software consulting company, where his clients included J.P. Morgan Investment Management. Mr. Johnson also served as Senior Vice President and Vice President of Nationar Bank, a correspondent commercial bank, from 1985 to 1992, and as Vice President of Chase Manhattan Bank, a global banking organization, from 1978 to 1985. Mr. Johnson holds a Bachelors degree in Systems Engineering from Polytechnic Institute of New York and a Masters of Business Administration degree from Pace University.

John W. Gazzola Mr. Gazzola joined Proginet in October 2003 as Senior Vice President of Sales. Mr. Gazzola brings 25 years of sales and sales management experience to his role at Proginet. He started his career at ADP spending 14 years in various regional and national sales positions. While at JBA International for 7 years, Jack contributed significantly to the company’s growth and market leadership in ERP software solutions for global 2000 companies. Just prior to joining Proginet, Mr. Gazzola gained additional experience in the financial and B2B sales arena while at Comshare and Nistevo respectively. Mr. Gazzola is responsible for the operations and strategic leadership of the direct and indirect sales teams at Proginet.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended July 31, 2004, 2003, and 2002, information concerning total compensation paid to our chief executive officer and each of the other executive officers who received in excess of $100,000 for services rendered during the fiscal year ended July 31, 2004, in all capacities to the Company (the "Named Executive Officers"). In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits totaling less than 10% of the total salary and bonus reported. The columns for "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.

	Annual Compensation			Long - Term Compensation
	$(US)			Awards
Name and Principal Position	FY	Salary $	Bonus $	Options Granted
Kevin M. Kelly Chief Executive Officer and President	04 03 02	220,000 215,000 200,000	- - 15,000	- - 50,000
Thomas C. Bauer Chief Technology Officer	04 03 02	150,000 150,000 146,250	- - -	- - -
Kevin Bohan Chief Information Officer	04 03 02	118,500 109,250 88,000	- (1) 2,510 (1)30,275	- - 30,000
Debra A. DiMaria Chief Financial Officer	04 03 02	152,250 150,437 145,000	- - 7,500	- - 25,000
John W. Gazzola Senior Vice President of Sales	04(2)	110,384	(1)17,000	30,000
Arne Johnson Senior Vice President of Strategic Planning and Marketing	04 03 02	155,000 154,166 145,000	- - 6,000	- - 30,000

(1) Commission and draw paid on sales license revenue.

(2) Reflects payment of salary to Mr. Gazzola from October 20, 2003 upon commencement of his employment with the Company through July 31, 2004.

Stock Options

The following table provides information in respect to the stock option grants made to Named Executive Officers during fiscal year 2004. No stock appreciation rights were granted during fiscal year 2004 to the Named Executive Officer(s).

Name	Number of Securities Under Option Grants	% of Total Options Granted to Employee(s) in Fiscal Year	Exercise Price ($U.S)	Expiration Date
John W. Gazzola	30,000	100%	.33	10/20/13

The following table provides information with respect to the number of outstanding stock options held by each of the Named Executive Officers as of July 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In The Money Options at Fiscal Year End (1)
Name of Executive Officer	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin M. Kelly	318,765	-	$39,250	-
Thomas C. Bauer	120,882	-	$1,950	-
Kevin Bohan	108,000	-	$29,000	-
Debra DiMaria	100,000	-	$26,000	-
John W. Gazzola	-	30,000	-	$12,600
Arne H. Johnson	92,500	-	$24,700	-

(1) Represents the fair market value of one share of our common stock at July 31, 2004, minus the exercise price.

There were no stock options exercised by any of the Named Executive Officers for the fiscal year ending July 31, 2004.

Director Compensation

The Company compensates its non-employee directors $2,000 each per fiscal quarter, if a meeting is held and grants 10,000 stock options annually at the fair market value on the date of grant. The Company also compensates directors for reasonable expenses incurred in attending meetings of the Board of Directors.

Management Contracts and Change-In-Control Agreements

The Company has entered into "management agreements" with each of the Named Executive Officers. If a change of control in the Company occurs, these agreements provide:

•
A lump sum payment equal to the present value of the aggregate of the executive's base compensation (equal to the highest rate of base compensation in effect during the three-year period immediately preceding the termination) for a six month period (Kevin M. Kelly - eighteen month period) following the termination and the aggregate amount of annual bonuses (equal to the highest aggregate amount of such bonuses that the executive received in any one of the three years preceding the termination) that the executive would have received for the six month period (Kevin M. Kelly - eighteen month period) following the termination.

•	Continuation at the Company's expense of all benefits to which the executive was entitled prior to termination for a period of six months (Kevin M. Kelly - eighteen months).

There are no other Management Contracts or Change in Control Agreements for any of the executives or employees of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2005, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by Proginet to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of Proginet, (iii) each executive officer of Proginet and (iv) all executive officers and directors of Proginet as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock % (2)
John Mazzone 24 Ferris Drive Clifton, NJ 07013	781,660 (3)	4.97%
Scot Cohen 20 East 20th Street, Apt. 6W New York, NY	1,319,149 (5)	8.39%
Kevin M. Kelly	866,604 (4)	5.39%
John C. Daily 18 Holly Lane Rye, NY 10580	339,000 (4)	2.12%
George Hawes 49 Central Drive Plandome, NY 11030	647,400	4.11%
Dr. E. Kelly Hyslop Ardna Gaoithe Knockeen, Goleen W.Cork, Ireland	514,494 (4)	3.23%
William Loscalzo 1 Plantation Drive Freehold, NJ 07728	45,000(4)	.29%
Stephen Sternbach 11 Phaeton Drive Melville, NY 11747	107,500 (4)	.68%
Thomas C. Bauer	350,884 (4)	2.21%
Kevin Bohan	350,591 (4)	2.21%
John W. Gazzola	30,000 (4)	.19%
Debra A. DiMaria	180,000 (4)	1.14%
Arne H. Johnson	112,500 (4)	.71%
All Officers and Directors as a Group(11 persons)	3,543,973	20.56%

(1)	Unless otherwise indicated, the address of each beneficial owner is the care of Proginet Corporation, 200 Garden City Plaza, Garden City, New York 11530.
(2)
A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date of this Memorandum upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming all options, warrants or convertible securities that are held by such person (but not held by any other person) and which are exercisable or convertible within 60 days of this Memorandum have been exercised or converted. The percentage of ownership of all officers and directors as a group assumes a base of 17,234,113, consisting of 15,726,613 shares of common stock outstanding as of June 1, 2005 and 1,507,500 options calculated as described above.

(3)	Based on information provided by the reporting person on a Schedule 13G filed with the SEC on January 4, 2005.

(4)
The amount of beneficial ownership includes both common stock held and options owned and exercisable with 60 days after June 1, 2005. The specific number of options for each individual is as follows: John C. Daily - 292,059, E. Kelly Hyslop - 190,294, William Loscalzo - 45,000, George Hawes - 15,000, Stephen Sternbach - 95,000, Kevin M. Kelly - 338,765, Thomas C. Bauer, 140,882, Kevin Bohan - 128,000, Debra DiMaria - 120,000, John W. Gazzola - 30,000 Arne Johnson - 112,500, and all officers and directors as a group 1,507,500.

(5)
Based on information provided by the reporting persons on a Schedule 13D filed with the SEC on February 14, 2005. The Schedule 13D was filed by Vertical Ventures, LLC, Scot Cohen, Richard Abbe and Iroquois Capital L.P. The reporting persons filed the statement on a Schedule 13D rather than amending a prior Schedule 13G on file with the Commission, because the reporting persons may seek to acquire additional shares from time to time and to influence the management of the Company. Consists of 916,689 shares as to which Cohen has sole voting and dispositive power, 201,230 shares as to which Vertical has sole voting and dispositive power and 201,230 shares as to which Iroquois has sole voting and dispositive power. Both Cohen and Abbe, along with Joshua Siliverman, are the officers of both Vertical and Iroquois, and as such Cohen and Abbe may be deemed to have influence over both the voting power and investment power of the shares held by Vertical and Iroquois. Each of Cohen, Vertical, Abbe and Iroquois expressly disclaims beneficial ownership over any of the shares held by the others. Mr. Abbe has sole voting and dispositive power with respect to 169,100 shares and Mr. Siliverman does not own any shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.
DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our Certificate of Incorporation and Amended and Restated By-Laws. The following discussion is qualified in its entirety by reference to the actual documents, copies of which can be obtained through our public filings on the Securities and Exchange Commission’s website at “www.sec.gov”.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of June 1, 2005, we had 15,726,613 shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding. We have reserved 2,298,000 shares of common stock for issuance pursuant to outstanding options and warrants.

Common Stock

The holders of Proginet common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Certificate of Incorporation and Amended and Restated By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

Our Board of Directors may, without stockholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to Proginet’s common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

Warrants

In fiscal 2000, Proginet entered into an agreement with Mallory Factor Inc. (“MFI”) for certain strategic corporate consulting services, which was terminated in fiscal 2001. The terms of the agreement provided for granting of warrants to purchase up to 500,000 shares of common stock exercisable at a price of $.54 per share depending upon achievement of pre-determined goals. The warrants to purchase the first 150,000 shares vested upon regulatory approval of the agreement and the warrants to purchase the next 100,000 shares vested upon Proginet’s stock price reaching $1.25. The warrants to purchase the next 250,000 would have vested, if and only if, two criteria were satisfied: (i) Proginet’s achievement of a listing on the United States OTC:BB and (ii) Proginet’s stock price reaching established thresholds.

On December 28, 2001, the Company amended the warrant agreement. The amendment required the exchange of the remaining 250,000 unvested warrants (the “original warrants”), exercisable at $.54 per share for 125,000 fully vested warrants (the “exchanged warrants”) exercisable at $.22, which represented the fair market value of the Company’s common stock on the date of the amendment. A non-cash charge to operations amounting to $25,175 (as determined by Black-Scholes pricing model) was recorded by the Company for the year ended July 31, 2002 relating to the amendment. In January 2002, pursuant to the terms of the warrant agreement, MFI notified Proginet that 75,000 of their outstanding warrants were assigned to Mr. Anthony Campbell, as follows:

(a) 50,000 warrants, exercisable at $.54 and expire on September 22, 2004.
(b) 25,000 warrants exercisable at $.22 and expire December 28, 2006.

On September 16, 2004, warrants to purchase 50,000 and 25,000 shares of common stock were exercised at a price of $.54 and $.22, per share, respectively. On September 22, 2004, warrants to purchase 100,000 shares of common stock were exercised at a price of $.54 per share. On January 21, 2005, warrants to purchase 100,000 shares of common stock were exercised at a price of $.54 per share. As of March 24, 2005, warrants to purchase 100,000 shares of common stock were outstanding under the MFI Agreement, as amended, and expire on December 28, 2006. All of the 275,000 shares issued pursuant to the exercise of such warrants and the 100,000 shares issuable pursuant to the exercise of the remaining outstanding warrants, are being registered hereby.

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the selling stockholders of up to 1,330,555 shares of common stock and an additional 100,000 shares of common stock issuable upon exercise of outstanding warrants. The warrants have an exercise price of $.22 per share and expire on December 28, 2006.

The selling stockholders are comprised of investors who purchased shares of our common stock in a private placement in January 2005, and a consultant who received warrants to purchase an aggregate of 375,000 shares of our common stock pursuant to a consulting agreement.

The following table sets forth, as of March 24, 2005 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by each of the selling stockholders, including shares underlying warrants. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

SELLING STOCKHOLDERS

Name	Shares Beneficially Owned Before Offering	Number Of Shares Offered By Selling Stockholders	Percentage Beneficial Ownership After Offering[1]	Shares Beneficially Owned After Offering

Vertical Ventures, LLC (4)	284,318	166,668	-(3)	117,650

Montauk Consulting, Inc. Profit Sharing Plan (4)	55,555	55,555	-(3)	-0-

Cleveland Overseas Limited (4)	277,779	277,779	-(3)	-0-

Iroquois Capital, LP (4)	201,483	83,333	-(3)	118,150

Scott J. Cohen (4)	916,689	138,889	5.30%	777,800

Richard K. Abbe (4)	224,655	55,555	-(3)	169,100

Richard K. Abbe, Custodian for Talia Abbe (4)	27,777	27,777	-(3)	-0-

Richard K. Abbe, Custodian for Samantha Abbe (4)	27,777	27,777	-(3)	-0-

Glacier Partners (4)	386,022	222,222	1.12%	163,800

Mallory Factor (5)	300,000(2)	300,000(2)	-(3)	-0-

Anthony Campbell (5)	75,000	75,000	-(3)	-0-

Total:	2,777,055	1,430,555(2)		1,346,500

[1]	Percentage is calculated based upon 14,668,609 shares of common stock outstanding as of March 24, 2005, and assumes the sale of all Shares offered by the Selling Stockholders.

[2]	Includes 100,000 shares issuable to the Selling Stockholder upon exercise of outstanding warrants.

[3]	Represents less than 1%

[4]
On January 3, 2005, Vertical Ventures, LLC “Vertical”, Montauk Consulting, Inc Profit Sharing Plan “Montauk”, Cleveland Overseas Limited “Cleveland”, Iroquois Capital, LP “Iroquois”, Scott Cohen, Richard K. Abbe, Richard K. Abbe - custodian for Talia Abbe, Richard K. Abbe - custodian for Samantha Abbe and Glacier Partners “Glacier” ("Investors") purchased from Proginet Corporation an aggregate of 1,055,555 shares of Proginet common stock, $0.001 par value per share, at a price of $0.90 per share, for a total of $950,000 in proceeds, in a private placement pursuant to the terms of Subscription Agreements ("Agreements"). In these Agreements, Proginet has agreed to register for resale the shares of common stock issued to the Investors. Mr. Josh Silverman has the sole voting and dispositive powers with respect to the shares owned by Vertical and Iroquois. Mr. Ewald Vogt has the sole voting and dispositive power with respect to the shares owned by Cleveland. Mr. Coleman Abbe has sole voting and dispositive powers with respect to the shares owned by Montauk. Mr. Peter Castellanos has sole voting and dispositive powers with respect to the shares owned by Glacier.

[5]
In fiscal 2000, Proginet entered into an agreement with Mallory Factor Inc. (“MFI”) for certain strategic corporate consulting services, which was terminated in fiscal 2001. The terms of the agreement provided for granting of warrants to purchase up to 500,000 shares of common stock exercisable at a price of $.54 per share depending upon achievement of pre-determined goals. The warrants to purchase the first 150,000 shares vested upon regulatory approval of the agreement and the warrants to purchase the next 100,000 shares vested upon Proginet’s stock price reaching $1.25. The warrants to purchase the next 250,000 would have vested, if and only if, two criteria were satisfied: (i) Proginet’s achievement of a listing on the United States OTC:BB and (ii) Proginet’s stock price reaching established thresholds.

On December 28, 2001, the Company amended the warrant agreement. The amendment required the exchange of the remaining 250,000 unvested warrants (the “original warrants”), exercisable at $.54 per share for 125,000 fully vested warrants (the “exchanged warrants”) exercisable at $.22, which represented the fair market value of the Company’s common stock on the date of the amendment. A non-cash charge to operations amounting to $25,175 (as determined by Black-Scholes pricing model) was recorded by the Company for the year ended July 31, 2002 relating to the amendment. In January 2002, pursuant to the terms of the warrant agreement, MFI notified Proginet that 75,000 of their outstanding warrants were assigned to Mr. Anthony Campbell, as follows:

(c) 50,000 warrants, exercisable at $.54 and expire on September 22, 2004.
(d) 25,000 warrants exercisable at $.22 and expire December 28, 2006.

On September 16, 2004, warrants to purchase 50,000 and 25,000 shares of common stock were exercised at a price of $.54 and $.22, per share, respectively. On September 22, 2004, warrants to purchase 100,000 shares of common stock were exercised at a price of $.54 per share. On January 21, 2005, warrants to purchase 100,000 shares of common stock were exercised at a price of $.54 per share. As of March 24, 2005, warrants to purchase 100,000 shares of common stock were outstanding under the MFI Agreement, as amended, and expire on December 28, 2006. All of the 275,000 shares issued pursuant to the exercise of such warrants and the 100,000 shares issuable pursuant to the exercise of the remaining outstanding warrants, are being registered hereby.

PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:
•	on any U.S. securities exchange on which the common stock may be listed at the time of such sale;
•	in the over-the-counter market;
•	in transactions other than on such exchanges or in the over-the-counter market;
•	in connection with short sales effected after the date the registration statement of which this Prospectus is declared effective by the SEC; or
•	in a combination of any of the above transactions.
The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales. The selling stockholders may use broker-dealers to sell their shares of common stock. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this prospectus.

The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
•	block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
•	negotiated transactions between the selling stockholders and purchasers without a broker or dealer.

The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

As of the date of this prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of shares pursuant to this prospectus.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under the terms of certain subscription agreements entered into as part of the January 2005 private placement, we are obligated to file this registration statement by February 28, 2005 and to cause it to become effective by May 29, 2005. In the event this registration statement is not filed by March 30, 2005 or declared effective by May 29, 2005, subject to certain adjustments, we are obligated to pay each of the participants in the private placement (a) an amount in cash, as liquidated damages, equal to one percent (1.0%) of the aggregate purchase price paid by such participant in the private placement for each monthly period, or portion thereof, in which we are not in compliance with our obligation to file or make effective this registration statement. Under the terms of the subscription agreements, we have agreed to keep the registration statement effective for a period of 9 months or until all the shares from the private placement have been sold or such shares may be sold under Rule 144 or 145 of the Securities Act.

INTEREST OF NAMED EXPERTS AND COUNSEL

Moses & Singer LLP, New York will pass upon the validity of the common stock being offered by this Prospectus.

The financial statements of Proginet Corporation as of July 31, 2004 and 2003 included in this prospectus, have been so included in reliance on the report of BDO Seidman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Blockade as of September 30, 2004 and included in this prospectus, have been so included in reliance on the report of PKF Hill, an independent registered public accounting firm, given on the authority of said firm as experts in the auditing and accounting. The financial statements of Blockade as of September 30, 2003 and included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of Proginet is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Financial Statements for the fiscal years ended July 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Board of Directors and Stockholders
Proginet Corporation

We have audited the accompanying balance sheets of Proginet Corporation as of July 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Proginet Corporation as of July 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BDO SEIDMAN LLP

Melville, New York
September 23, 2004

PROGINET CORPORATION
Balance Sheets

	July 31,
Assets	2004	2003

Current assets
Cash and cash equivalents	$1,130,443	$1,176,627
Trade and installment accounts receivable, net	402,281	543,632
Prepaid expenses	37,094	31,078
Total current assets	1,569,818	1,751,337

Property and equipment, net	114,659	128,810
Capitalized software development costs, net	3,883,398	3,898,364
Purchased software, net	411,976	741,568
Other assets	32,262	32,262
	$6,012,113	$6,552,341

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$356,362	$290,189
Current portion of obligation under capital lease	6,705	9,094
Deferred revenue	1,360,426	1,514,227
Total current liabilities	1,723,493	1,813,510

Deferred revenue	51,083
Deferred rent	70,683	95,208
Long term obligation under capital lease		6,522
	1,845,259	1,915,240
Commitments and Contingencies

Stockholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued	-	-
Common stock, $.001 par value, 40,000,000 shares authorized, 14,271,058 and 14,251,058 shares issued in 2004 and 2003, respectively	14,271	14,251
Additional paid-in capital	11,861,718	11,849,358
Treasury stock 1,103,004 shares, at cost, in 2004 and 2003	(531,023)	(531,023)
Accumulated deficit	(7,178,112)	(6,695,485)
Total stockholders’ equity	4,166,854	4,637,101

	$6,012,113	$6,552,341

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
Statements of Operations

	Year ended July 31,
	2004	2003
Revenues
Software licenses	$2,319,702	$1,528,840
Software maintenance fees and other	3,982,116	3,858,081
	6,301,818	5,386,921

Operating expenses
Costs of software sales and licenses	1,486,744	1,479,431
Costs of maintenance fees and other	759,694	628,338
Commissions	952,967	857,960
Research and development	126,726	151,284
Selling and marketing	1,365,223	783,238
General and administrative	2,096,055	2,041,415
	6,787,409	5,941,666

Loss from operations	(485,591)	(554,745)

Other income
Interest income	2,964	4,369

Net loss	$(482,627)	$(550,376)

Basic and diluted loss per common share	$(.04)	$(.04)

Weighted average common shares outstanding - basic and diluted	13,152,972	13,149,546

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
Statements of Stockholders’ Equity
Years ended July 31, 2004 and 2003

	Common stock		Additional paid- in	Treasury	Accumulated
	Shares	Amount	capital	stock	deficit	Total

Balance - August 1, 2002	14,251,058	$14,251	$11,849,358	$(530,038)	$(6,145,109)	$5,188,462

Purchase of treasury stock				(985)		(985)

Net loss					(550,376)	(550,376)

Balance - July 31, 2003	14,251,058	14,251	11,849,358	(531,023)	(6,695,485)	4,637,101

Exercise of common stock options	20,000	20	12,360			12,380

Net loss					(482,627)	(482,627)

Balance - July 31, 2004	14,271,058	$14,271	$11,861,718	$(531,023)	$(7,178,112)	$4,166,854

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
Statements of Cash Flows

	Year ended July 31,
	2004	2003

Cash flows from operating activities
Net loss	$(482,627)	$(550,376)
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation and amortization	1,547,664	1,544,663
Provision for (recovery of) bad debt allowance, net	50,000	(3,123)
Deferred maintenance revenue	(102,718)	(95,284)
Deferred rent	(24,525)	(22,243)
Changes in operating assets and liabilities
Trade and installment accounts receivable	91,351	571,221
Prepaid expenses and other current assets	(6,016)	9,221
Other assets		12,471
Accounts payable and accrued expenses	66,173	(86,060)

Net cash provided by operating activities	1,139,302	1,380,490

Cash flows from investing activities
Capitalized software development costs	(1,142,186)	(1,236,243)
Purchase of property and equipment	(46,769)	(18,901)

Net cash used in investing activities	(1,188,955)	(1,255,144)

Cash flows from financing activities
Exercise of common stock options	12,380
Purchase of treasury stock		(985)
Principal payments under capital lease obligation	(8,911)	(7,965)

Net cash provided by (used in) financing activities	3,469	(8,950)

Net (decrease) increase in cash and cash equivalents	(46,184)	116,396

Cash and cash equivalents at beginning of the year	1,176,627	1,060,231

Cash and cash equivalents at end of the year	$1,130,443	$1,176,627

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

(1)	Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Proginet Corporation (“Proginet” or “the Company”) is a global enterprise software company. Proginet’s software solutions allow its customers to effectively and securely manage their security passwords and data within their information technology (IT) systems, which span most business sectors of the economy. The Company’s products can be used on all major hardware platforms, operating systems and application development environments for enterprise computing. The Company maintains a philosophy of internally developing products, coupled with the acquisition of key technology, the integration of the two, and the establishment of a network of strategic alliances with key technology partners. The Company sells its products in the U.S. through its direct sales force and internationally through distributors. The Company also sells its products through Original Equipment Manufacturer (OEM) partners in the United States, Europe, South America, Asia and Australia. The Company operates and is managed as one reportable segment.

Generally Accepted Accounting Principles

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” The Company recognizes license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, delivery of the product has occurred and the customer has accepted the product (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. In instances when any of the criteria are not met, recognition of the software license revenue is deferred until the criteria are met or the software license revenue is recognized on a ratable basis, as required by SOPs 97-2 and 98-9. The Company generally utilizes written contracts as the means to establish the terms and conditions by which products, support and services are sold to customers.

A non-cancelable agreement signed by the Company and the customer is considered to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Typical end user license agreements do not contain acceptance clauses. The fee is considered to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable, revenue is recognized as the amounts are earned. Probability of collection is based upon an assessment of the customer’s financial condition through review of its current financial statements or credit reports. Collection is deemed probable it is expected that the customer will be able to pay amounts under the arrangement as payments become due. For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

Revenues from license and maintenance transactions that include extended payment terms are generally recognized in the same manner as those requiring current payment. The Company has an established business practice of offering installment contracts to customers and has a history of successfully enforcing original payment terms without making concessions. Further, the payment obligations are unrelated to product implementation or any other post-transaction activity. Revenues from sales through agents, distributors and resellers are recorded at the gross amount charged based on the economic risks and ongoing product support responsibilities assumed by the Company.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

When software licenses contain multiple elements, revenue is allocated to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or support), software products, and in some cases, service. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the specific elements. The Company’s determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the same element or service to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

A customer typically prepays maintenance revenues and such maintenance revenues are recognized ratably monthly over the term of the maintenance contract, which is generally 12 months. Maintenance contracts include the right to unspecified upgrades on a when-and-if available basis, and ongoing support.

Deferred revenues include amounts received from customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Deferred revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

Accounts Receivable

The Company continually reviews accounts for collectibility and establishes an allowance for doubtful accounts. As of July 31, 2004 and 2003, there was an allowance for doubtful accounts of $16,000 and $10,000, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using a straight-line method over the assets’ useful lives, ranging from three to five years. Leasehold improvements are amortized over the lesser of the economic life of the asset, which is generally five years, or the lease term. Property and equipment is retired from the balance sheet when fully depreciated.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments, consisting of cash and cash equivalents, trade and installment accounts receivable, accounts payable and accrued expenses, and deferred revenues approximate their carrying values in the financial statements because of the short-term maturity of these instruments.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

Long-Lived Assets

The Company reviews long-lived assets, such as plant and equipment and capitalized software development costs, to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Research and Development Costs and Capitalized Software Development Costs

Research and development costs consist of salaries and other costs related to the development and enhancement of computer software programs. Software development costs are capitalized upon the establishment of product technological feasibility until the product is available for general release to the public. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain factors including, but not limited to, the timing of technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Software development costs not capitalized are expensed as research and development.
Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or the straight-line method over the remaining estimated economic life of the product.

Amortization commences once a product becomes available for sale to customers. Generally, an original estimated economic life of five years is assigned to capitalized software development costs. Amortization expense charged to operations was $1,157,152 and $1,149,838 in fiscal 2004 and 2003, respectively. Capitalized software development costs were net of accumulated amortization of $5,097,422 and $3,940,270 at July 31, 2004 and 2003, respectively. Estimated amortization expense for the succeeding five years is $1,240,000 in fiscal 2005, $1,020,000 in fiscal 2006, $800,000 in fiscal 2007, $560,000 in fiscal 2008 and $260,000 in fiscal 2009. Capitalized software development costs are retired from the balance sheet when fully amortized.

Loss Per Share

Loss per common share (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding and diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

The following table sets forth the computation of basic and diluted loss per share:

	Year ended July 31,
	2004	2003
Numerator
Net loss	$(482,627)	$(550,376)

Denominator
Weighted average number of common shares (basic)	13,152,972	13,149,546

Effect of dilutive securities:
Stock options	-	-

Weighted average number of common shares (diluted)	13,152,972	13,149,546

Basic and diluted loss
per share	$(0.04)	$(0.04)

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

Potential common shares of 2,256,500 and 2,253,000 at July 31, 2004 and 2003, respectively, issueable upon exercise of stock options and warrants are excluded in computing basic and diluted net loss per share for fiscal 2004 and 2003, as their effects would be anti-dilutive.

Stock Options and Stock Based Compensation
The Company accounts for employee stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued Employees, and Related Interpretations”. No stock-based compensation cost is reflected in net (loss) income for these plans, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net (loss) income and (loss) income per share as if the Company had applied the fair value recognition provisions of FASB Statement No 123, “Accounting for Stock Based Compensation” to stock based compensation:

	2004	2003

Net loss as reported	$(482,627)	$(550,376)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(28,239)	(71,908)

Net loss as adjusted	$(510,866)	$(622,284)
Net loss per share:
Basic and diluted-as reported	$(.04)	$(.04)
Basic and diluted-as adjusted	$(.04)	$(.05)

The per share weighted average fair value of stock options granted during fiscal 2004 and 2003 was $.26 and $.19, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 0% for fiscal 2004 and 2003; risk free interest rate of 2.90% and 3.175% in fiscal 2004 and 2003, respectively, expected stock volatility of 129% and 116% in 2004 and 2003, respectively, and an expected option life of approximately five years for both years. These assumptions are used for these calculations only and they do not necessarily represent an indication of management’s expectations of future developments.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statement of Cash Flows and Liquidity

The Company considers all highly liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents, amounting to $203,819 and $718,674 at July 31, 2004 and 2003, respectively, consisted of a liquid reserve mutual fund. Interest payments of $1,289 and $2,234 were made during the years ended July 31, 2004 and 2003, respectively. There were no income taxes paid during the years ended July 31, 2004 and 2003.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

Recent Accounting Pronouncements

In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” which codifies, revises and rescinds certain sections of SAB No. 101, consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Company’s results of operations, financial position or cash flows.

(2)	Purchased Software

In a prior period, the Company purchased software from a third party for a total cost of $1,647,946, which was recorded as purchased software and is being amortized over a five-year period. Amortization expense charged to operations was $329,592 in fiscal 2004 and 2003. Accumulated amortization at July 31, 2004 and 2003 amounted to $1,235,970 and $906,378, respectively. The weighted average amortization period of the Company’s purchased software as of July 31, 2004 is approximately 15 months. Amortization expense for the fiscal years ended July 31, 2005 and 2006 will approximate $330,000 and $82,000, respectively. The purchased software will be fully amortized by July 31, 2006.

(3)	Property and Equipment

Property and equipment consist of the following at July 31:

	2004	2003
Computer and other equipment	$408,483	$376,245
Furniture and fixtures	4,798	4,798
Leasehold improvements	86,542	77,342
	499,823	458,385
Less accumulated depreciation and amortization	(385,164)	(329,575)

	$114,659	$128,810

Included in computer and other equipment at July 31, 2004 and 2003 are assets recorded under a capitalized lease amounting to $25,864, net of accumulated depreciation of $11,638 and $6,465, respectively.

Depreciation and amortization expense for the years ended July 31, 2004 and 2003 was $60,920 and $65,233, respectively.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

(4)	Credit Lines

On January 12, 2000, Proginet established a line of credit in the amount of $100,000 with a bank. The interest rate is variable, based on prime plus 1%. The line of credit expires on September 30, 2005, at which time the Company intends to renew this line of credit. As of July 31, 2004, the Company has not borrowed against this line of credit.

In May 2001, the Company established an additional line of credit in the amount of $350,000 with another bank. In July 2004, this line of credit was increased to $550,000. The interest rate is variable based on the bank’s prime rate plus ½%. The line of credit is collateralized by accounts receivable of the Company and expires July 31, 2005, at which time the Company intends to renew this line of credit. As of July 31, 2004, the Company has not borrowed against this line of credit.

(5)	Income Taxes

There was no current or deferred tax expense (benefit) recorded for the year ended July 31, 2004 and 2003. The following is a reconciliation of the tax provision with the amount obtained by applying the statutory U.S. Federal income tax rate to the income (loss) before income taxes:

	2004	2003

Expense (benefit) at statutory rate	$(164,000)	$(187,000)
Increases (reductions) in taxes due to:
Nondeductible expenses	4,000	1,000
Change in valuation allowance	160,000	186,000
Income tax provision	$-	$-

At July 31, 2004, the Company had available Federal NOL carry forwards amounting to approximately $8,606,000 and research and development tax credit carry forwards of approximately $332,000, which expire in fiscal years 2007 through 2024. Under current tax law, utilization of net operating losses will be restricted if an ownership change were to occur. In addition, their use is limited to future earnings of the Company.

PROGINET CORPORATION
Notes To Financial Statements
July 31, 2004 and 2003

For income tax purposes for the year ended July 31, 2003, the Company was required to change to the accrual method of accounting; previously, the Company utilized the cash method of accounting for revenues and expenses. The types of temporary differences, which represent items that are reflected in the financial statements and the tax return at different times that give rise to a significant portion of the deferred tax asset (liability), and their approximate tax effects are as follows:

	2004	2003
Deferred tax assets
Net operating loss carryforward	$3,086,000	$3,009,000
Accounts payable and other	70,000	108,000
Deferred revenue	562,000	620,000
Deferred contract costs	1,000	16,000
Purchased software	601,000	566,000
Property and equipment	15,000	17,000
Research and development carryforward	332,000	332,000
Unbilled rent	28,000	40,000
Gross deferred tax asset	4,695,000	4,708,000
Valuation allowance	(2,914,000)	(2,754,000)
Deferred tax asset	1,781,000	1,954,000

Deferred tax liabilities
Capitalized software development costs	1,545,000	1,596,000
Accounts receivable	228,000	346,000
Prepaid expenses	8,000	12,000
Deferred tax liability	1,781,000	1,954,000

Net deferred tax asset	$-	$-

At July 31, 2004 and 2003, the Company has provided a valuation allowance against its net deferred tax assets as the Company does not believe realization is more likely than not in light of the Company’s operating results in recent years.

(6)	Treasury Stock

In September 2002, the Board of Directors authorized the purchase of up to 1,000,000 shares of Proginet common stock under a stock repurchase program. The repurchase program commenced on October 9, 2002 and was to continue until the earlier of (i) the date on which 1,000,000 shares of common stock have been acquired or (ii) October 8, 2003. The purchases were to be made by the Company from time to time on the TSX Venture Exchange (“TSX”) at the Company’s discretion and are dependent on market conditions. On April 1, 2003, the Company voluntarily delisted from the TSX. This action terminated the stock repurchase program authorized by the Board of Directors in September 2002. For the period from October 9, 2002 through April 1, 2003, 4,500 shares of common stock were purchased pursuant to this stock repurchase program. Immediately following delisting from the TSX, the Company commenced another stock repurchase program (the “Program”) for the purchase of up to 1,000,000 shares of Proginet common stock. The purchases will be made from time to time on the OTC-BB at the Company’s discretion and are dependent on market conditions and SEC regulations. As of July 31, 2004, no shares of common stock were purchased under the Program.

PROGINET CORPORATION
Notes To Financial Statements
July 31, 2004 and 2003

(7)	Stock Purchase Warrants

In the first quarter of fiscal 2000, Proginet entered into an agreement with Mallory Factor Inc. (“MFI”) for certain strategic corporate services. The terms of the entire agreement were approved by the TSX and provided for granting of up to 500,000 warrants exercisable at a price of $.54 per share depending upon achievement of pre-determined goals. The first 150,000 warrants vested upon regulatory approval of the agreement and the next 100,000 vested upon Proginet’s stock price reaching $1.25. The next 250,000 would have vested, if and only if, two criteria were satisfied: (i) Proginet’s achievement of a listing on the United States OTC:BB and (ii) Proginet’s stock price reaching established thresholds.

On December 28, 2001, the Company amended the MFI agreement. The amendment required the exchange of the remaining 250,000 unvested warrants (the “original warrants”), exercisable at $.54 per share for 125,000 fully vested warrants (the “exchanged warrants”) exercisable at $.22, which represented the fair market value of the Company’s common stock on the date of the amendment. A non-cash charge to operations amounting to $25,175 (as determined by Black-Scholes pricing model) was recorded by the Company for the year ended July 31, 2002 relating to the amendment. As of July 31, 2004, 375,000 warrants are outstanding under the MFI Agreement, as amended, and expire on various dates commencing September 2004 through December 2006. On September 16, 2004, warrants to purchase 50,000 and 25,000 shares of common stock were exercised at a price of $.54 and $.22, respectively. On September 22, 2004, warrants to purchase 100,000 shares of common stock were exercised at a price of $.54.

(8)	Stock Option Plans

Under the 1997 Stock Option Plan and 1995 Equity Incentive Plan (the “prior Plans”), as amended, the Company had reserved an aggregate of 2,000,000 shares of common stock for grants to employees, directors and consultants. In June 2000, the Board of Directors authorized the increase of the number of shares reserved under the 1997 Stock Option Plan to 2,500,000. In October 2000, the Board of Directors approved the 2000 Stock Option Plan (the “2000 Plan”) which limits the aggregate number of shares available under the 2000 Plan and the prior Plans to 2,500,000. At the Company’s Annual Stockholders’ Meeting on November 14, 2000, the stockholders approved the 2000 Plan and the increase in the number of shares reserved under the prior Plans, up to an aggregate of 2,500,000. Grants under the 2000 Plan can be in the form of qualified or non-qualified stock options. Qualified stock options (which are intended to qualify as incentive stock options under Section 422A of the United States Internal Revenue Code) may be awarded only to employees of the Company and must have an exercise price of not less than 100% of the fair market value of the Company’s common stock on the grant date (110% for qualified options granted to any 10% or greater stockholder of the Company). The 2000 Plan provides that a committee selected by the Board of Directors of the Company will administer the 2000 Plan and have full authority to determine the identity of the recipients of the options and the number of shares subject to each option. The term of any option may be fixed by the committee but in no event shall exceed 10 years from the date of grant.

Transactions involving the 2000 Plan and the prior Plans are summarized as follows:

	Shares subject to option	Exercise price per share	Weighted average exercise price
Outstanding at August 1, 2002	2,028,500	$0.16 - $1.85	$0.58
Granted	37,000	$0.17 - $0.25	$0.23
Forfeited	(187,500)	$0.16 - $0.71	$0.40
Outstanding at July 31, 2003	1,878,000	$0.16 - $1.85	$0.59
Granted	90,000	$0.27 - $0.33	$0.29
Exercised	(20,000)	$0.37 - $0.68	$0.62
Forfeited	(66,500)	$0.16 - $1.20	$0.63
Outstanding at July 31, 2004	1,881,500	$0.16 - $1.85	$0.58

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

The following table summarizes information about employee stock options outstanding and exercisable at July 31, 2004:

	Options outstanding			Options exercisable
Exercise prices	Number outstanding at July 31, 2004	Weighted - average remaining contractual life (years)	Weighted average exercise price	Number exercisable at July 31, 2004	Weighted - average exercise price
$0.16 - $0.37	673,500	8	$0.25	630,000	$0.25
$0.43 - $0.68	646,000	6	0.63	646,000	0.63
$0.71 - $1.85	562,000	5	0.90	562,000	0.90

	1,881,500	7	$0.58	1,838,000	$0.58
All options have been granted with exercise prices at the market price of the stock at the date of the grant.

(9)	Management Agreements

The Company has entered into management continuity agreements with certain key employees whereby if a change of control in the Company occurs, the agreements provide for:

•
A lump sum payment equal to the present value of the aggregate of the key employee’s base compensation (equal to the highest rate of base compensation in effect during the three-year period immediately preceding the termination) for a stated period following the termination and the aggregate amount of annual bonuses (equal to the highest aggregate amount of such bonuses that the key employee received in any one of the three years preceding the termination) that the key employee would have received for a stated period following the termination.

•	Continuationat the Company’s expense of all health benefits to which the key employee was entitled prior to termination for a stated period.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2004 AND 2003

(10)	Commitments and Contingencies

Leases

The Company leases office space under a noncancelable operating lease expiring in fiscal 2013. The Company also leases certain computer equipment under a noncancelable capital lease expiring in fiscal 2005. The following is a schedule of future minimum payments, by year and in the aggregate, under the capital lease and noncancelable operating leases with initial or remaining terms of one year or more at July 31, 2004:

Year ending July 31,	Capital lease	Operating leases

2005	$7,057	$250,000
2006		194,000
2007		263,000
2008		272,000
2009		281,000
Thereafter		1,172,000
Total minimum lease payments	$7,057	$2,432,000

Amounts representing interest	352

Present value of net minimum lease payments	$6,705

Rental expense charged to operations was $169,950 and $166,376 in the fiscal years ended July 31, 2004 and 2003, respectively.

Litigation and Claims

The Company is involved in various claims and legal actions in the ordinary course of business. It is the opinion of Management that the outcome of such litigation will not have a material adverse effect on the Company’s financial condition and results of operations.

(11)	Concentration of Risks

Software license revenues for the years ended July 31, 2004 and 2003 included sales in foreign countries of approximately $1,019,430 and $767,992, respectively. Included in software license revenues were revenues generated under two OEM arrangements aggregating 28% and 13% of total software license revenues, respectively. No one customer represented 10% or more of revenues in the years ended July 31, 2004 and 2003.

At July 31, 2004, one customer accounted for approximately 21% of total trade and installment accounts receivable. At July 31, 2003, three different customers accounted for approximately 66% of total trade and installment accounts receivables.

(12)	Retirement Plan

The Company maintains a 401(k) savings plan which covers all full-time employees. Employees become eligible for participation in the plan after one year of service and attainment of age twenty-one. Under the plan, employees may contribute up to 15% of their salary to the plan. The Company may match up to 100%, as determined by the Board of Directors, of the employee’s contribution up to 10% of eligible compensation. The Company’s contributions were $64,093 and $52,559 for the years ended July 31, 2004 and 2003, respectively.

Financial Statements for the quarter ended January 31, 2005

PROGINET CORPORATION
Balance Sheets
	April 30, 2005 (Unaudited)	July 31, 2004 (Audited)
Assets
Current assets
Cash and cash equivalents	$1,040,637	$1,130,443
Trade and installment accounts receivable, net	568,593	402,281
Prepaid expenses and other	391,672	37,094
Total current assets	2,000,902	1,569,818

Property and equipment, net	273,758	114,659
Capitalized software development costs, net	3,670,760	3,883,398
Purchased software, net	1,574,510	411,976
Other intangibles, net	1,125,585	-
Goodwill	54,496	-
Other assets	32,369	32,262
	$8,732,380	$6,012,113

Liabilities and Stockholders’ Equity

Current liabilities
Current portion of note payable	$333,333	$-
Accounts payable and accrued expenses	564,355	356,362
Current portion of obligation under capital lease	-	6,705
Deferred revenues	2,196,743	1,360,426
Total current liabilities	3,094,431	1,723,493

Note payable, net of current portion	583,333	-
Deferred revenues	13,415	51,083
Deferred rent	84,351	70,683
	3,775,530	1,845,259
Stockholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued	-	-
Common stock, $.001 par value, 40,000,000 shares authorized, 15,726,613 and 14,271,058 shares issued at April 30, 2005 and July 31, 2004	15,727	14,271
Additional paid-in capital	12,935,356	11,861,718
Treasury stock, 1,103,004 shares at cost, at April 30, 2005 and July 31, 2004	(531,023)	(531,023)
Accumulated deficit	(7,463,210)	(7,178,112)
Total stockholders’ equity	4,956,850	4,166,854

	$8,732,380	$6,012,113

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
Statements of Operations (Unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004

Revenues

Software licenses	$427,529	$725,239	$2,295,593	$1,925,218
Software maintenance fees and other	1,336,582	1,035,283	3,390,047	2,976,567
Professional services	24,202	-	193,990	31,852
	1,788,313	1,760,522	5,879,630	4,933,637

Operating expense
Cost of software licenses	537,965	375,658	1,368,755	1,097,937
Cost of maintenance fees and other	321,469	191,598	706,626	586,836
Cost of professional services	8,755	-	72,090	4,577
Commissions	210,613	266,795	861,671	687,779
Research and development	5,705	32,399	10,031	75,199
Selling and marketing	480,542	377,203	1,566,971	914,444
General and administrative	585,468	477,509	1,567,349	1,540,248
	2,150,517	1,721,162	6,153,493	4,907,020

Income (loss) from operations	(362,204)	39,360	(273,863)	26,617
Interest income	887	711	3,326	1,816
Interest Expense	11,684	-	14,561	-

Net loss	$(373,001)	$40,071	$(285,098)	$28,433

Basic and diluted income (loss) income per common share	$(.03)	$.00	$(.02)	$.00

Weighted average common shares outstanding - basic	14,590,939	13,148,054	13,925,384	13,148,054

Weighted average common shares outstanding - diluted	14,590,939	13,821,864	13,925,384	13,522,659

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
Statement of Stockholders’ Equity (Unaudited)
Nine months ended April 30, 2005

	Common Stock		Additional paid-in	Treasury	Accumulated
	Shares	Amount	capital	Stock	deficit	Total

Balance - August 1, 2004	14,271,058	$14,271	$11,861,718	$(531,023)	$(7,178,112)	$4,166,854

Common stock options and warrants exercised	400,000	400	176,400			176,800

Private placement common stock issuance, net	1,055,555	1,056	897,238			898,294

Net loss					(285,098)	(285,098)

Balance - April 30, 2005	15,726,613	$15,727	$12,935,356	$(531,023)	$(7,463,210)	$4,956,850

The accompanying notes are an integral part of these financial statements

PROGINET CORPORATION
Statements of Cash Flows (Unaudited)

	Nine months ended April 30,
	2005	2004

Cash flows from operating activities
Net income (loss)	$(285,098)	$28,433
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	1,440,065	1,141,287
Provision for bad debts	-	50,000
Deferred revenue	322,158	(19,056)
Deferred rent	13,668	(21,675)
Changes in operating assets and liabilities
Trade and installment accounts receivable	(166,312)	(58,157)
Prepaid expenses and other current assets	(354,578)	12,409
Accounts payable and accrued expenses	207,993	591
Other Assets	(107)	-
Net cash provided by operating activities	1,177,789	1,133,832

Cash flows from investing activities
Purchase of net assets of Blockade Systems Corp.	(2,308,207)	-
Capitalized software development costs	(743,384)	(899,851)
Purchases of property and equipment	(201,059)	(32,825)

Net cash used in investing activities	(3,252,650)	(932,676)

Cash flows from financing activities
Private placement common stock issuance, net	898,294	-
Proceeds from exercise of stock options and warrants	176,800	-
Proceeds from note payable	1,000,000	-
Principal payments on note payable	(83,333)	-
Principal payments under capital lease obligation	(6,705)	(6,589)

Net cash provided by (used in) financing activities	1,985,055	(6,589)

Net increase (decrease) in cash and cash equivalents	(89,806)	194,567

Cash and cash equivalents at beginning of year	1,130,443	1,176,627

Cash and cash equivalents at end of the period	$1,040,637	$1,371,194

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest on note payable	$14,561	$-

The accompanying notes are an integral part of these financial statements.

PROGINET CORPORATION
NOTES TO FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

1.   Interim Financial Data
The accompanying unaudited financial statements have been prepared by Proginet Corporation (“Proginet” or “the Company”) in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. These financial statements should be read in conjunction with the July 31, 2004 audited financial statements and notes related thereto, included herein.

These results for the period ended April 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates with the financial statements .

2.   Revenue Recognition
The Company recognizes revenue in accordance with Statement of Position, or SOP, 97-2, “Software Revenue Recognition”, and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions”. The Company recognizes license revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, delivery of the product has occurred and the customer has accepted the product (including the expiration of an acceptance period) if the terms of the contract include an acceptance requirement. In instances when any of the criteria are not met, recognition of the software license revenue is deferred until the criteria are met or the software license revenue is recognized on a ratable basis, as required by SOPs 97-2 and 98-9. The Company generally utilizes written contracts as the means to establish the terms and conditions by which our products, support and services are sold to our customers.

A non-cancelable agreement signed by the Company and the customer is considered to be evidence of an arrangement. Delivery is considered to occur when media containing the licensed programs is provided to a common carrier, or the customer is given electronic access to the licensed software. Typical end user license agreements do not contain acceptance clauses. The fee is considered to be fixed or determinable if the fee is not subject to refund or adjustment. If the fee is not fixed or determinable, revenue is recognized as the amounts become due and payable. Probability of collection is based upon an assessment of the customer’s financial condition through review of its current financial statements or credit reports. Collection is deemed probable if it is expected that the customer will be able to pay amounts under the arrangement as payments become due. For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

Revenues from license and maintenance transactions that include extended payment terms are generally recognized in the same manner as those requiring current payment. The Company has an established business practice of offering installment contracts to customers and has a history of successfully enforcing original payment terms without making concessions. Further, the payment obligations are unrelated to product implementation or any other post-transaction activity. Revenues from sales through agents, distributors and resellers are recorded at the gross amount charged based on the economic risks and ongoing product support responsibilities assumed by the Company.

When software licenses contain multiple elements, revenue is allocated to each element based on the relative fair values of the elements. Multiple element arrangements generally include post-contract support (PCS or support), software products and, in some cases, service. Revenue from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as PCS, based on the relative fair values of the specific elements. The Company’s determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence, which is generally determined by sales of the same element or service to third parties or by reference to a renewal rate specified in the related arrangement.

Where vendor-specific objective evidence of fair value exists for all undelivered elements, but evidence does not exist for one or more delivered elements, the Company accounts for the delivered elements in accordance with the “Residual Method” prescribed by SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. In most cases, the bundled multiple elements include PCS and the software product. In such cases, when vendor-specific objective evidence of fair value exists for all of the undelivered elements (most commonly PCS), the residual amount is recognized as revenue and the PCS is recognized ratably over the PCS term, which is typically 12 months.

A customer typically prepays maintenance revenues and the related maintenance revenues are recognized ratably monthly over the term of the maintenance contract, which is generally 12 months. Maintenance contracts include the right to unspecified upgrades on a when-and-if basis and ongoing support.

Deferred revenues include amounts billed and received from customers for which revenue has not yet been recognized that generally results from deferred maintenance, consulting or training services not yet rendered and license revenue deferred until all requirements under SOP 97-2 are met. Revenue is recognized upon delivery of our products, as services are rendered, or as other requirements requiring deferral under SOP 97-2 are satisfied.

Proginet’s revenues are derived from direct sales executives, distributors and OEM partners. Commission expense is recorded at the time of sale. Commission rates to direct salespeople are based on a graduating scale, ranging from 5% to 14% of the sale, dependent upon the revenue volume generated by the sales executive. Distributors are typically compensated at a commission rate of 25% to 50% based upon their level of effort, resources assigned and products sold. The OEM arrangements include a commission structure similar to distributors and also include specific fixed pricing for the number of “users” the product is licensed for.

3.   Accounts Receivable
The Company continually reviews accounts for collectability and establishes an allowance for doubtful accounts. As of April 30, 2005 and July 31, 2004, there was an allowance for doubtful accounts of $16,000.

4.   Research and Development Costs and Capitalized Software Development Costs
Research and development costs consist of salaries and other costs related to the development and enhancement of computer software programs. Software development costs are capitalized upon the establishment of product technological feasibility until the product is available for general release to the public. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain factors including, but not limited to, the timing of technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Software development costs not capitalized are expensed as research and development.

Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or the straight-line method over the remaining estimated economic life of the product.

Amortization commences once a product becomes available for sale to customers. Generally, an original estimated economic life of five years is assigned to capitalized software development costs. Amortization expense charged to operations was $316,165 and $956,022 and $293,260 and $850,743 for the three and nine months ended April 30, 2005 and 2004 respectively, respectively. Capitalized software development costs are net of accumulated amortization of $6,053,444 and $5,097,422at April 30, 2005 and July 31, 2004, respectively. Estimated amortization expense for the remainder of fiscal 2005 is $316,000 and the succeeding five years is, $1,114,000 in fiscal 2006, $954,000 in fiscal 2007, $707,000 in fiscal 2008, $406,000 in fiscal 2009 and $173,000 in fiscal 2010. Capitalized software development costs are retired from the balance sheet when fully amortized or written off if the related product is no longer being sold.

5.   Acquisition
On January 10, 2005, the Company entered into and closed an Asset Purchase Agreement (the “Agreement) between the Company and Blockade Systems Corp. ("Blockade"), a privately-held Canadian identity management software corporation. Pursuant to the Agreement, Proginet acquired certain assets and the business of  Blockade and assumed certain Blockade liabilities, for a cash purchase price of $2,308,207. The assets acquired by Proginet include complimentary intellectual property, customer contracts, equipment and other tangible personal property. The Agreement also provides for contingent payments to Blockade, payable annually over the next three years, upon the acquired Blockade business meeting certain revenue thresholds, including up to a maximum contingent payment of $1,300,000 in aggregate for meeting either software or maintenance revenue thresholds and a 50% contingent payment for net revenues generated from annual sales of identity management tokens, as defined in the Agreement. The operations of Blockade are included in the Company's results from the date of acquisition.

In accordance with SFAS No. 141, “Business Combinations,” the acquisition has been accounted for under the purchase method of accounting. The recorded fair values of the assets acquired and liabilities assumed represent management’s estimate of current fair values. The total purchase price was allocated to the net tangible assets and intangible assets acquired based on estimates of fair value at the date of acquisition. The allocation of the total purchase price to the acquired technology and other intangible assets, including maintenance contracts, was based on management’s best estimate. The Company allocated $54,496 of the total purchase price to goodwill, which is deductible for income tax purposes.

The preliminary calculation of the total purchase price is as follows:

Cash	$2,233,909
Acquisition Expenses	74,298
Total Purchase Price	$2.308,207

The following preliminary allocation of the total purchase price reflects the fair value of the assets acquired and liabilities assumed as of April 30, 2005:

Computer equipment	$29,350
Intangible assets (a)	2,700,852
Goodwill	54,496
Deferred Revenue	(476,491
Total Purchase Price	$2,308,207

(a)
Includes $1,199,078 for customer relationships and $1,501,774 for purchased software, which are subject to amortization over a period of five years. Amortization expense for customer relationships and the above purchased software for three and nine months ended April 30, 2005 amounted to $59,955 and $73,493 and $75,090 and $92,046, respectively.

SFAS 141 requires that an acquiring enterprise allocate the cost of an entity acquired in a business combination to the individual assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value of maintenance deferred revenues in a business combination generally is not readily available and, accordingly, in practice, the fair value of an assumed liability (which must arise from a legal performance obligation) related to deferred revenue is estimated based on the direct cost of fulfilling the obligation plus a normal profit margin thereon. Also, in practice, the normal profit margin is limited to the profit margin on the costs to provide the product or service (that is, the fulfillment effort).

Management believes that the purchase accounting related to the Blockade acquisition will be finalized by the end of the current fiscal year except for recognition of potential contingent liabilities.

Pro Forma Information

The following unaudited pro forma information presents the results of operations for the three and nine months ended April 30, 2005 and 2004, as if the acquisition had taken place at the beginning of the periods presented:

	Nine Months Ended April 30, 2005	Nine Months Ended April 30, 2004	Three Months Ended April 30, 2004
Total revenues	$7,008,477	$6,784,093	$2,456,427
Net loss	$(1,197,299)	$(2,426,792)	$(589,643)
Net loss per common share (basic and diluted)	$(.09)	$(.18)	$(.04)
Weighted average number of common shares outstanding (basic and diluted)	13,925,384	13,821,864	13,925,384

The pro forma results of operations include adjustments to the historical financial statements of the companies and have been prepared for comparative purposes only. As Blockade’s fiscal year end is September 30 and the Company’s fiscal year ends July 31, timing differences may exist in the three and nine month periods reported; however, management believes these timing differences are not material. For Blockade, the period from January 1 - March 31 was utilized in the table above for the three month periods and July 1 - March 31 was utilized for the nine month periods. These pro forma results do not purport to be indicative of the actual results of operations had the acquisition occurred at the beginning of the periods presented or which may occur in the future. The operations of Blockade as presented above, include certain expenses that will not be incurred on an ongoing basis by the Company. The operations of Blockade were denominated in Canadian dollars and were translated using the average rate of exchange for the periods presented in the pro forma results of operations

6.	Purchased Software
Purchased software includes software purchased in a prior period from a third party for a total cost of $1,647,946 and software purchased in connection with the Blockade acquisition amounting to $1,501,774 (Note 5). Purchased software is being amortized over a period of five years. Amortization expense charged to operations was $157,488 and $339,240 for the three and nine months ended April 30, 2005 and $82,398 and $247,194 for the three and nine months ended April 30, 2004.

The weighted average amortization period of the Company’s purchase software as of April 30, 2005 is approximately 30 months.

7.	Note Payable
In connection with the Agreement between the Company and Blockade Systems Corp., the Company entered into a Promissory Note (the “Note”) on January 10, 2005 for $1,000,000 with a bank. The Note is payable in 35 monthly installments of $27,775 commencing February 10, 2005 with the balance of $27,779 due on February 10, 2008. The Note bears interest at ½% above the Bank’s prime rate per annum and is collateralized by the accounts receivable and certain intellectual property of the Company. The amounts due under the Note will become due and payable immediately upon the occurrence of customary events of default and also requires the Company to maintain a “Minimum Debt Service Coverage Ratio”, as defined, on an annual basis.

8.	Income (Loss) Per Share
Basic income (loss) per common share (“EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by dividing net income (loss) by the weighted average number of shares outstanding plus the dilutive effect, if any, of outstanding stock options and warrants using the “treasury stock” method. During periods of net loss diluted net loss per share does not differ from basic net loss per share since potential shares of common stock form stock options and warrants are anti-dilutive and therefore are excluded from the calculation.

The following table sets forth the computation of basic and diluted income (loss) per share:

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004

Numerator:
Net income (loss)	$(373,001)	$40,071	$(285,098)	$28,433

Denominator:
Weighted average number of common shares (basic)	14,590,939	13,148,054	13,925,384	13,148,054

Effect of dilutive securities:
Stock Options	-	572,459	-	340,821
Warrants	-	101,351	-	33,784
	-	673,810	-	374,605

Weighted average number of common shares (diluted)	14,590,939	13,821,864	13,925,384	15,522,659

Basic and diluted
income (loss) per share	$(0.03)	$-	$(0.02)	$-

Potential common shares of 2,298,000 and 1,969,333 for the three and nine months ended April 30, 2005 and 423,000 and 1,270,167 for the three and nine months ended April 30, 2004 are excluded in computing basic and diluted net income (loss) as their effects would be anti dilutive.

9.	Equity
On January 3, 2005, various accredited investors ("Investors") purchased from the Company an aggregate of 1,055,555 shares of common stock, at a price of $0.90 per share, for total proceeds of $950,000 in a private placement pursuant to the terms of Subscription Agreements (“Agreements”). In these Agreements, the Company has agreed to register for resale the shares of common stock issued to the Investors. The registration statement was filed with the Securities and Exchange Commission on April 1, 2005. If the Company fails to meet these registration obligations or to maintain the effectiveness of the registration statement as required under the terms of the Agreements, then the Company may be obligated to make certain cash liquidated damage payments to the Investors.

For the nine month period ended April 30, 2005, employees and a director exercised 85,000 and 40,000, respectively, common stock options for proceeds amounting to $36,300. Additionally, in September 2004 and January 2005, warrants to purchase an aggregate of 275,000 shares of common stock were exercised at $.54 and $.22 for total proceeds to the Company of $140,500. As of April 30, 2005, there are 100,000 warrants outstanding at an exercise price of $.22.

During the nine months ended April 30, 2005, the Board of Directors granted stock options under the 2000 Stock Option Plan to directors, officers and employees to purchase 180,000, 120,000 and 194,000 shares of common stock, at exercise prices of $.65 and $1.20 for the directors and $1.50 for the officers and employees, which represented the fair market value of the underlying common stock on the dates of grant.

The Company accounts for its employee stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations”. No stock-based compensation cost is reflected in net income (loss) for these plans, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income (loss) and net income (loss) per share if we had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation”, to stock based compensation:

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004

Net income (loss), as reported	$(373,001)	$40,071	$(285,098)	$28,433

Deduct: Total stock-based employee expense determined under fair value based method	$(391,735)	$(7,354)	$(556,485)	$(18,420)

Net income (loss), as adjusted	$(764,736)	$32,717	$(841,583)	$10,013

Income (loss) per share:
Basic and diluted- as reported	$(0.03)	$0.00	$(0.02)	$0.00
Basic and diluted - as adjusted	$(0.05)	$0.00	$(0.06)	$0.00

10.	Debtor-In-Possession Financing
During the quarter ended April 30, 2005, in connection with orders issued by the United States Bankruptcy Court for the District of Maryland, located in Greenbelt, Maryland (the “Bankruptcy Court”), Proginet Corporation (“Proginet”) advanced to V-One Corporation (“V-One”) $256,788 for payment of certain pre and post petition wages, benefits and operating expenses.  The advances were made as part of a proposed post-petition debtor-in-position (“DIP”) financing on a super-priority basis from Proginet to V-One, and pursuant to a letter agreement, as amended (the “Letter Agreement”), between Proginet and V-One. V-One filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on March 11, 2005.  As security for the financing, Proginet was granted a perfected first-priority security interest in and lien inter alia on substantially all property of the V-One.  V-One remains in possession of its assets and properties and continues to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

The Letter Agreement, as amended, provides for additional amounts to be advanced from Proginet to V-One under the DIP financing, up to a total of $487,000 and sets forth the terms and conditions pursuant to which Proginet proposed to acquire certain assets and assume certain liabilities of V-One in the Chapter 11 bankruptcy case (the “Sale Transaction”), for a purchase price of $1,550,000, less, among other things, the assumption of certain of V-One’s liabilities.  The purpose of the advances under the DIP financing was to preserve V-One’s business pending the closing of the Sale Transaction.  Any additional advances under the DIP financing, and the remaining terms of the Letter Agreement, including the provisions relating to the Sale Transaction and a $100,000 break-up fee payable to Proginet in the event of a sale to another party so long as Proginet is not in material default, are all subject to the Bankruptcy Court’s approval.

Any amounts advanced will be immediately due and payable upon the earlier of: (i) the occurrence of an event of default under the Letter Agreement; (ii) the consummation of a sale of V-One’s estate to a party other than Proginet; or (iii) June 30, 2005.  In addition, the Sale Transaction will be subject to higher and better offers (pursuant to a public sale procedure established by the Bankruptcy Court), as well as various customary closing conditions, including satisfactory completion of due diligence by Proginet and obtaining all necessary consents and approvals, all to be satisfied prior to June 30, 2005.

The DIP financing advances and other deferred acquisition costs as of April 30, 2005 amounting to $382,726 are included in prepaid expenses and other in the accompanying balance sheet.

On May 19, 2005, Proginet received notification a bid of $1,750,000 was submitted for the assets of V-One. As such, Proginet decided not to participate in the court auction for the sale of V-One and has petitioned the courts for return of the funds advanced pursuant to the DIP financing of $433,435 which includes the DIP advances, interest on the DIP advances, the break-up fee and other expenses incurred in connection with the DIP financing.

11.	Recent Accounting Pronouncements
In December 2004, the FASB issued FASB No. 123R "Share Based Payment". This statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. FASB 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under FASB 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers - as of the beginning of the first annual reporting period that begins after December 15, 2005.

The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

12.	Reclassification
Certain prior year’s balances have been reclassified to conform with the current year’s presentation.

Financial Statements of Business acquired

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

Auditors’ Report

To the Shareholders of
Blockade Systems Corp.

We have audited the consolidated balance sheet of Blockade Systems Corp. as at September 30, 2004 and the consolidated statements of operations and deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2004 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements at September 30, 2003 and for the year then ended, were audited by other auditors who expressed an opinion without reservation on those statements in their report dated December 10, 2003.

January 11, 2005

PKF Hill LLP
Chartered Accountants

March 28, 2005

The Board of Directors
Proginet Corporation
200 Garden City Plaza
Garden City, NY 11530

Dear Sirs/Mesdames:

Comments for US readers on Canada-United States Reporting Differences for Blockade Systems Corporation. ("Blockade")

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 on the consolidated financial statements. Our report to the shareholders dated January 11, 2005 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Yours very truly,

PKF Hill LLP
Chartered Accountants

AUDITORS' REPORT

To the Directors of
Blockade Systems Corp.

We have audited the consolidated balance sheet of Blockade Systems Corp. as at September 30, 2003 and the consolidated statements of operations and deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2003 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Toronto, Canada,
December 10, 2003.	Chartered Accountants

Comments for US readers on Canada-United States Reporting Differences for Blockade Systems Corp. (“Blockade”)

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 2 to the consolidated financial statements as at September 30, 2003 and for the year then ended. Our report to the shareholders dated December 10, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Toronto, Canada	/s/ Ernst & Young LLP

March 29, 2005	Chartered Accountants

BLOCKADE SYSTEMS CORP.
Consolidated Balance Sheet as at September 30

	2004	2003
ASSETS

Current assets
Cash and cash equivalents (note 3)	$502,234	$518,287
Accounts receivable [net of allowance for doubtful accounts of $Nil; 2003 - $56,206]	465,646	588,636
Investment tax credits receivable (note 4)	853,003	-
Prepaids and deposits	81,584	80,619

	1,902,467	1,187,542

Property, plant and equipment, net (note 5)	436,249	465,925

	$2,338,716	$1,653,467

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities
Bank overdraft	$498,413	$223,967
Accounts payable and accrued liabilities	617,322	399,138
Deferred revenue	1,017,066	1,004,077
Short-term portion of deferred lease inducement	17,167	18,518
Current portion of long-term debt (note 6)	8,410,094	6,261,748
Current portion of accrued interest on long-term debt	4,181,197	2,218,292

	14,741,259	10,125,740

Long-term portion of deferred lease inducement	46,981	60,183

	14,788,240	10,185,923

Shareholders’ deficiency
Share capital (note 8 (a))	3,936,384	3,936,384
Equity component of debentures (note 9)	1,090,555	1,090,555
Deficit	(17,476,463)	(13,559,395)

	(12,449,524)	(8,532,456)

	$2,338,716	$1,653,467

See accompanying notes

On behalf of the Board:
Director

Director

BLOCKADE SYSTEMS CORP.
Consolidated Statement of Operations and Deficit
Year Ended September 30

	2004	2003

Revenue
Sales	$3,839,236	$4,411,933
Gain (loss) on foreign exchange	151,254	(29,473)

	3,990,490	4,382,460

Expenses
Software purchases	477,093	130,055
Selling	720,095	1,381,278
Research and development (note 4)	985,366	1,931,487
Marketing	520,621	874,759
Technical services	794,081	1,383,716
Executive	289,833	334,018
Administrative	1,654,213	1,455,946
Write-down of goodwill	-	141,361
Amortization	120,073	340,798
Interest expense, net	2,346,183	1,652,726

	7,907,558	9,626,144

Net loss before income taxes	(3,917,068)	(5,243,684)

Recovery of income taxes	-	(11,938)

Net loss	(3,917,068)	(5,231,746)

Deficit, beginning of year	(13,559,395)	(8,327,649)

Deficit, end of year	$(17,476,463)	$(13,559,395)

See accompanying notes

BLOCKADE SYSTEMS CORP.
Consolidated Statement of Cash Flows
Year Ended September 30

	2004	2003
Operating activities
Net loss	$(3,917,068)	$(5,231,746)
Add items not involving cash
Amortization - property, plant and equipment	120,073	145,394
Amortization - product rights	-	15,624
Amortization - goodwill	-	179,780
Write-down of goodwill	-	141,361
Deferred lease inducement	(14,553)	47,201
Non-cash interest expense related to long-term debt	1,962,905	1,657,321

	(1,848,643)	(3,045,065)

Accounts receivable	122,990	1,035,727
Investment tax credits receivable	(853,003)	276,028
Prepaids and deposits	(965)	1,458
Accounts payable and accrued liabilities	218,184	(47,162)
Deferred revenue	12,989	(196,537)

Net change in non-cash working capital items	(499,805)	1,069,514

Cash flows from operating activities	(2,348,448)	(1,975,551)

Financing activities
Bank overdraft	274,446	223,967
Proceeds from long-term debt	2,148,346	954,975

Cash flows from financing activities	2,422,792	1,178,942

Investing activities
Purchase of property, plant and equipment	(90,397)	(30,880)

Cash flows from investing activities	(90,397)	(30,880)

Net decrease in cash and cash equivalents during the year	(16,053)	(827,489)

Cash and cash equivalents, beginning of year	518,287	1,345,776

Cash and cash equivalents, end of year	$502,234	$518,287

See accompanying notes

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

1.	Basis of Presentation

These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include the accounts of Blockade Systems Corp. (the “company”) and its wholly-owned subsidiaries, Blockade Systems, Inc. (a US company) and Blockade Systems Limited (a UK company). All significant inter-company transactions have been eliminated on consolidation.

2.	Summary of Significant Accounting Policies

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. Differences between reporting these consolidated balance sheets and consolidated statements of operations and deficits and cash flows for fiscal 2004 and fiscal 2003 under Canadian generally accepted accounting principles and under United States generally accepted accounting principles are not material except as outlined in note 15. The more significant accounting policies are outlined below:

Going concern

These consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments that would be necessary if the going concern basis was not utilized.

The company has experienced significant net losses during the 1998 to 2004 fiscal years. At September 30, 2004, the company had a shareholders’ deficiency of $12,449,524. Subsequent to year end, the company sold all of its assets, including intellectual property, but excluding cash and cash equivalents, accounts receivable, investment tax credits receivable and prepaids and deposits to Proginet Corporation (note 14).

Cash and cash equivalents

The company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Amortization is provided over the estimated useful lives of the property, plant and equipment using the declining balance method at the following annual rates:

Computer equipment	-	30%
Furniture and fixtures	-	20%
Office equipment	-	20%
Leasehold improvements	-	20%

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

2.	Summary of Significant Accounting Policies - continued

Revenue recognition

Revenue from the sale of new products is recognized at the time of sale. The sale is recognized when title is transferred to the customer and all significant contractual obligations that effect the customers’ acceptance have been fulfilled, the sale price is fixed or determinable and collectability is reasonably assured. Maintenance revenue paid in advance is recorded as deferred revenue and recognized as earned on a monthly basis.

Research and development costs and investment tax credits

Research and development costs are expensed in the year in which they are incurred. Investment tax credits arising from research and development are deducted from such costs in the year in which they are confirmed by the relevant taxation authorities (note 4).

Foreign currency transactions

The financial statement of the wholly-owned subsidiaries are measured using the Canadian dollar as the functional currency. Foreign operations are classified as fully integrated foreign operations. Consequently, for 2004 monetary assets and liabilities of the wholly-owned subsidiaries are translated into Canadian dollars at rates of exchange in effect at the consolidated balance sheet date. Non-monetary assets and liabilities are translated at rates of exchange in effect at the date of the transaction. Revenue and expense items were translated at average exchange rates prevailing during the year. The resulting gains and losses are reflected in operations for the year.

Lease inducement

The company recognizes its rent expense on premises on a straight-line basis over the initial term of the lease. Lease inducements received by the company as cash and rent-free periods are deferred and amortized on a straight-line basis over the term of the lease as a reduction in the rent expense.

Stock option plan

The company has a stock option plan which is described in note 8 (b). No compensation expense is recognized for this plan when stock options are issued to directors, officers and employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital. If stock options are repurchased from employees, the excess of consideration paid over the carrying amount of the stock or stock option cancelled is charged to the deficit.

Income taxes

The company accounts for income taxes using the liability method, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and measured using substantively enacted income tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income tax expense for the year is the tax payable for the year and any change during the year in the future tax assets and liabilities. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized.

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

3.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	2004	2003

Short-term investments	$502,234	$518,287

Short-term investments are comprised of First Premium Money Market mutual funds, of which $500,000 are pledged as collateral for a line of credit facility in the amount of $500,000.

4.	Research and Development Costs and Investment Tax Credits

Research and development costs expensed during the year are $985,366 (2003 - $1,931,487), net of investment tax credits of $853,003 (2003 - $463,947). The investment tax credits recognized in fiscal 2004 related to fiscal 2002 federal research and development expenditures of $653,003 and fiscal 2002 Ontario research development expenditures of $200,000. Investment tax credits related to fiscal 2003 and 2004 research and development expenditures, which may be claimed by the company, will be recognized when confirmed by the relevant taxation authorities.

5.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

		2004		2003

	Cost	Accumulated Amortization	Net	Net

Computer equipment	$550,093	444,570	$105,523	$139,101
Furniture and fixtures
Purchased	244,203	118,928	125,275	147,764
Acquired under capital lease	130,618	98,845	31,773	39,718
Office equipment	89,910	64,545	25,365	33,399
Leasehold improvements	304,111	155,798	148,313	105,943

	$1,318,935	882,686	$436,249	$465,925

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

6.	Long-term Debt

Long-term debt consists of the following:

	2004	2003

Debenture, convertible at any time up to maturity into common shares at a conversion price of $0.2485 per common share, bearing interest at 29.65% accruing daily and compounded annually in arrears, payable December 21, 2005 and secured by a floating charge on all assets. The security interest will be subordinate to the senior indebtedness. The principle will be automatically converted into common shares upon completion of a qualifying liquidity event, as defined in the debenture agreement	$920,965	$893,165

Debenture, convertible at any time up to maturity into common shares at a conversion price of $0.2485 per common share, bearing interest at 19% accruing daily and compounded annually in arrears, payable December 21, 2005 and secured by a floating charge on all assets. The security interest will be subordinate to the senior indebtedness. The principle will be automatically converted into common shares upon completion of a qualifying liquidity event, as defined in the debenture agreement	478,145	461,196

Debenture, convertible at any time up to maturity into common shares at a conversion price of $0.2280 per common share, bearing interest at 19% accruing daily and compounded annually in arrears, payable December 21, 2005 and secured by a floating charge on all assets. The security interest will be subordinate to the senior indebtedness. The principle will be automatically converted into common shares upon completion of a qualifying liquidity event, as defined in the debenture agreement	5,140,800	4,907,387

Demand loan, bearing interest at the rate of 36.5% calculated daily and payable monthly, secured by a general security agreement and a specific assignment of the investment tax credit receivable (note 4)	500,000	-

Promissory notes, due on demand, and bearing interest at 20%, calculated daily and compounded annually, and secured by a general security interest in all of the assets	300,000	-

Promissory notes, unsecured, due on demand, and bearing interest at 8%, calculated daily and compounded annually	1,070,184	-

	$8,410,094	$6,261,748

At the current year end, the company was in violation of certain covenants under the debt agreements. As a result the full value of the outstanding debt has been reclassified to short-term liabilities.

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

7.	Income Taxes

The company has accumulated losses for federal income tax purposes of $9,738,000 which can be carried forward to reduce future Canadian taxable income. These income tax loss carry-forwards begin to expire in 2006.

The non-capital losses expire as follows:
2004

2006	$981,000
2009	2,426,000
2010	2,531,000
2011	3,800,000

$9,738,000

8.	Share Capital

(a)	Authorized and issued:

	2004	2003
Authorized

Unlimited number of common shares

Issued

20,477,660 common shares	$3,936,384	$3,936,384

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements
Share Capital - continued

-	Employee stock options

Under the current version of the Blockade Systems Corp. Stock Option Plan (the “Plan”), which commenced on September 30, 2002, options are granted to new employees on commencement of employment with the company.

The company may grant options for up to 3,656,250 common shares. As at September 30, 2004, the company’s Board of Directors had granted 3,405,000 stock options to employees and directors.

Options granted have a term of not more than 10 years and vest evenly over four years from the date of reissue, or from the date of employment for new employees. The exercise price of each option is to be the fair market value of the company’s stock as determined by the Board of Directors on the date of grant.

A summary of the status of the Plan as at September 30 and changes during the years then ended is presented below:
	2004		2003
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
	#	$	#	$
Outstanding, beginning of year	3,330,000	0.23	3,085,000	0.23
Granted	935,000	0.24	330,000	0.24
Cancelled	(860,000)	0.23	(85,000)	0.23

Balance, end of year	3,405,000	0.23	3,330,000	0.23

Options exercisable at year end	2,843,250	0.23	1,908,000	0.23

9.	Equity Component of Debentures

Debentures issued by the Company (note 6) have been classified as having both an equity component, as the holders have the option to convert the debentures into common shares of the Company at any time, and a debt component, as a majority of the debenture holders may elect to redeem the debentures at face value on the maturity date. The liability and equity components are determined using the option pricing model valuation approach, whereby the value of the equity is calculated using an option model. The equity component was valued at $1,090,555 (2003 - $1,090,555). The resulting debt discount is amortized over the debenture term at the effective rate of interest and charged against income as interest expense in order to accrete the debentures to the redemption value at maturity.

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

10.	Lease Commitments

The company is committed under operating leases for rental of property and equipment for various periods up to 2007. Future minimum lease payments required over the next four years are as follows:

2005	$209,675
2006	180,850
2007	147,879
2008	36,908

$575,312

11.	Financial Instruments

The estimated fair values of financial instruments are based on the relevant market prices and information available at the time. These fair value estimates are not indicative of the amounts that the company might receive or incur in actual market transactions. The carrying values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of these instruments.

Unless otherwise noted, it is management’s opinion that the company is not exposed to significant interest or credit risks arising from these consolidated financial statements.

The company’s activities that result in exposure to fluctuations in foreign currency exchange rates consist of the sale of products and services which are billed in foreign currencies and the purchase of services, supplies and property, plant and equipment from suppliers billing in foreign currencies. As at September 30, 2004, 100% (2003 - 95%) of the company’s trade accounts receivable and 25% (2003 - 24%) of the company’s accounts payable and accrued liabilities are denominated in foreign currencies.

12.	Related Party Transactions

As at September 30, 2004, convertible debentures with a principal amount of $6,888,475 were borrowed from related parties. No interest is payable on these debentures until the maturity date of December 21, 2005. Interest of $4,076,978 has been accrued with the charge for the current fiscal year amounting to $1,845,915.

The debenture issuers exercise significant influence over the company through their ownership of voting common shares.

BLOCKADE SYSTEMS CORP.
2004 Consolidated Financial Statements

13.	Contingencies

The company could be involved in litigation matters arising out of the ordinary course and conduct of its business. Although such matters cannot be predicted with certainty, management does not consider the company’s exposure to litigation over and above what has already been accrued, to be material to these consolidated financial statements.

14.	Subsequent Event

In January 2005, Proginet Corporation acquired substantially all of the business assets of the Company for compensation, some of which is fixed at an amount equal to 1.2 times the maintenance revenue in fiscal 2004, plus 1.5 times the software revenues for new licenses produced in fiscal 2004, plus .5 times the net income derived from tokens revenue in fiscal 2004, plus .5 times the professional services revenue earned in fiscal 2004, plus an additional cash consideration of $60,000. The fixed compensation received was $3,667,924. There is also incentive compensation that would be payable based on Proginet meeting certain performance criteria from operating the “Blockade” division.

15.	Generally Accepted Accounting Principles in the United States

The company’s consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from those applicable in the United States. The following are the significant differences in accounting principles as they pertain to the accompanying consolidated balance sheets and statements of operations and deficits and cash flows.

-	Long-term debt

Under United States generally accepted accounting principles, the accounting for the convertible debentures is contained in APB 14. APB 14 does not allocate any portion of the convertible debenture proceeds (note 6) to the conversion feature.

The application of United States generally accepted accounting principles in connection to the long-term debt would have the following effect on the consolidated financial statements:
	September 30, 2004		September 30, 2003

	As Reported	United States GAAP	As Reported	United States GAAP

Interest expense, net	$2,346,183	$2,068,021	$1,652,726	$1,387,315
Long-term debt	8,410,094	8,759,159	6,261,748	6,888,975
Equity Component of debentures	1,090,555	-	1,090,555	-
Deficit	17,476,463	16,734,973	13,559,395	13,096,097
Deficit, beginning of year	13,559,395	13,096,067	8,327,649	8,129,732

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed statements of operations have been prepared to give effect to the acquisition by Proginet of certain assets and the business of Blockade Systems Corp. using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial statements.

The tables that follow present unaudited pro forma combined condensed financial statements for Proginet Corporation and Blockade Systems Corp. for the nine months ended April 30, 2005 and for the year ended July 31, 2004 as if the acquisition had been completed on August 1, 2003. As Proginet and Blockade have different fiscal year ends, the period from July 1 - December 31, 2004 was utilized for Blockade for purposes of the unaudited pro forma condensed consolidated financial statements for the nine month period of fiscal year 2005 prior to the acquisition date and the period from October 1, 2003 - September 30, 2004 was utilized for the twelve month period ended 7/31/04. The period from January 10, 2005 through April 30, 2005 is included in the operations of Proginet Corporation. The period from January 1, 2005 through January 9, 2005 is not included in the pro forma results as theses amounts were deemed immaterial.

A pro forma balance sheet as of April 30, 2005 is not presented since our April 30, 2005 balance sheet reflects the acquisition of Blockade.

The pro forma information is based upon the historical financial statements of Proginet and Blockade and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma combined condensed financial statements. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations of Proginet that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma combined condensed statements of operations for synergistic benefits or cost savings that may be realized through the combination of Proginet and Blockade or costs that may be incurred in integrating their operations. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations of Proginet, which are included in the annual report included herein and subsequently filed quarterly reports on Form 10-QSB (Quarterly report period ended April 30, 2005 included herein), and the historical financial statements and related notes of Blockade included herein.

PROGINET CORPORATION
Unaudited Pro Forma Combined Condensed Statement of Operations

	Historical
	Proginet Corporation	Blockade Corporation
	9 months ended	6 months ended
	April 30, 2005	December 31, 2004		Pro Forma Adjustments	Pro Forma Combined

Revenues

Software licenses	$2,295,593	$158,286			$	$ 2,453,879
Software maintenance fees and other	3,390,047	1,001,708	B	(100,212)		4,291,543
Professional services	193,990	69,065				263,055
	5,879,630	1,229,059		(100,212)		7,008,477

Operating expense
Cost of software licenses	1,368,755	75,033	A	270,085		1,713,873
Cost of maintenance fees and other	706,626	258,688				965,314
Cost of professional services	72,090	165,021				237,111
Commissions	861,671	8,532				870,203
Research and development	10,031	405,216				415,247
Selling and marketing	1.566.971	308,102				1,875,073
General and administrative	1,567,349	525,163				2,095,389
	6,153,493	1,745,755		270,085		8,172,210

Income (loss) from operations	(273,863)	(516,696)		(370,297)		(1,163,733)
Other income (expense)
Interest expense	(14,561)	(707,608)	C	682,400		(36,892)
Other income	3,326	-		-		3,326
	(11,235)	(707,608)		682,400		(33,566)

Net income (loss)	$(285,098)	$(1,224,304)		$312,103		$(1,197,299)

Basic income (loss) per common share	$(0.02)					$(.0.09)

Diluted income (loss) per common share	$(0.02)					$(.0.09)

Weighted average common shares outstanding - basic	13,925,384					13,925,384

Weighted average common shares outstanding - diluted	13,925,384					13,925,384

PROGINET CORPORATION
Unaudited Pro Forma Combined Condensed Statement of Operations

	Historical
	Proginet Corporation	Blockade Corporation
	12 months ended	12 months ended
	July 31, 2004	September 30, 2004		Pro Forma Adjustments	Pro Forma Combined

Revenues

Software licenses	$2,319,702	$970,514			$	$ 3,290,216
Software maintenance fees and other	3,950,264	1,759,504	B	(200,424)		5,509,344
Professional services	31,852	176,033				207,885
	6,301,818	2,906,051		(200,424)		9,007,445

Operating expense
Cost of software licenses	1,486,744	362,824	A	540,170		2,389,738
Cost of maintenance fees and other	759,694	599,123				1,358,817
Cost of professional services	4,577	315,773				320,350
Commissions	952,967	54,312				1,007,279
Research and development	126,726	743,991				870,717
Selling and marketing	1,365,223	883,146				2,248,369
General and administrative	2,091,478	1,240,874				3,332,352
	6,787,409	4,200,043		540,170		11,527,622

Income (loss) from operations	(485,591)	(1,293,992)		(740,594)		(2,520,177)

Other income (expense)
Interest expense	-	(1,769,535)	C	1,723,702		(45,833)
Other income	2,964	114,107		-		117,071
	2,964	(1,655,428)		1,723,702		71,238

Net income (loss)	$(482,627)	$(2,949,420)		$983,108		$(2,448,939)

Basic and diluted income (loss) per common share	$(.04)					$(0.19)

Weighted average common shares outstanding - basic and diluted	13,152,972					13,152,972

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined condensed statements of operations for the twelve months ended July 31, 2004 and the nine months ended April 30, 2005 have been prepared as if the acquisition had been completed as of the beginning of the periods presented and reflects the following pro forma adjustments:

A)
Reflects incremental amortization of intangible assets arising from the acquisition. Incremental intangible assets consist of purchased software and customer relationships, which are being amortized on a straight line basis over 5 years.

B)	Reflects the fair value adjustment to acquired deferred revenue.
C)
Reflects the elimination of interest expense paid by Blockade for debentures incurred by Blockade to continue to finance their operations. Such cost will not be incurred by Proginet as that liability was not assumed as part of the agreement and therefore will not have a continuing impact on Proginet. Proginet did enter into a $1,000,000 promissory note to partially fund the acquisition. The promissory note is payable in monthly installments through February 10, 2008 and bears interest at 1/2% above the Bank’s prime rate per annum. The associated interest expense on this note was directly attributable to the transaction and is expected to have a continuing impact on the acquisition until it is fully paid in February 2008.

Asset	Amortization Period (Straight Line)	Cost	For the 6 months ended January 31, 2005	For the 12 months ended July 31, 2004
Purchased Software	60 Months	$1,501,774	$150,177	$300,335
Customer Relationships	60 Months	$1,199,078	$119,908	$239,816
Total		$2,700,852	$270,085	$540,170

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN SHARES OF THOSECONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANYINTRAC, INC. SECURITIES OTHER THAN THOSESPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANYSALEHEREUNDER SHALLUNDERANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROSPECTUS THE COMPANY SINCE THE DATE HEREOF.

PROSPECTUS SUMMARY
The Company
Recent Developments
General
The Offering
Summary Financial And Operating Information
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Principal Market And Market Prices
Approximate Number Of Holders Of Our Common Stock
Dividends
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EMPLOYEES
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
AVAILABLE INFORMATION
Financial Statements for the fiscal years ended July 31, 2004 and 2003
Financial Statements for the quarter ended April 30, 2005

1,430,555

SHARES OF COMMON STOCK

PROGINET CORPORATION

PROSPECTUS

June 20, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of Proginet is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:
Registration Fee	$172
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	20,000
Miscellaneous Expenses	5,000
Total	$55,172

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

On January 3, 2005, Vertical Ventures, LLC “Vertical”, Montauk Consulting, Inc Profit Sharing Plan “Montauk”, Cleveland Overseas Limited “Cleveland”, Iroquois Capital, LP “Iroquois”. Scott Cohen, Richard K. Abbe, Richard K. Abbe - custodian for Talia Abbe, Richard K. Abbe - custodian for Samantha Abbe and Glacier Partners “Glacier” ("Investors") purchased from Proginet Corporation an aggregate of 1,055,555 shares of Proginet common stock, $0.001 par value per share, at a price of $0.90 per share, for a total of $950,000 in proceeds, in a private placement pursuant to the terms of Subscription Agreements ("Agreements"). In these Agreements, Proginet has agreed to register for resale the shares of common stock issued to the Investors. Mr. Josh Silverman has the sole voting and dispositive powers with respect to the shares owned by Vertical and Iroquois. Mr. Ewald Vogt has the sole voting and dispositive power with respect to the shares owned by Cleveland. Mr. Coleman Abbe has sole voting and dispositive powers with respect to the shares owned by Montauk. Mr. Peter Castellanos has sole voting and dispositive powers with respect to the shares owned by Glacier.

In September 2004 and January 2005, the Company issued an aggregate of 275,000 shares of common stock at prices of $.54 and $.22 per share to two accredited investors on exercise of outstanding warrants for total proceeds of $140,500. The proceeds from the exercise are used for general corporate purposes. The commons shares were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

ITEM 27.  EXHIBITS.
EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

3.1.1	Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Company’s Registration Statement on Form 10-SB filed on March 29, 2000).
3.1.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3(i)(a) to the Company’s Registration Statement on form 10-SB/A filed on June 1, 2000).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3(ii) to the Company’s Amended Report on Form 10-KSB filed on September 18, 2002).
4.3(i)*	Warrant Agreement dated October 22, 1999 by the Company and Mallory Factor
4.3(ii)*	Amendment to Warrant Agreement dated October 22, 1999 between Proginet Corporation and Mallory Factor Inc.
4.10*	Form of Specimen Stock Certificate.
5	Opinion of Moses & Singer LLP (incorporated by reference to the Company’s Registration Statement on form SB-2 filed on April 1, 2005).
10.1	Form of Employee Confidential Information and Non-Competition Agreement (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.2	Form of Confidential Information and Non-Competition Agreement For Consultants (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.3	Investor Relations Agreement (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.4	Form of Software License Agreement (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.5	Form of Distributor Agreement (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.6	Form of OEM Agreement (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).
10.7	Management Continuity Agreement - Kevin M. Kelly, Chief Executive Officer and President (incorporated by reference to the Company's Form 10-KSB filed with the SEC on September 18, 2003).
10.8	Management Continuity Agreement - Debra A. DiMaria, Chief Financial Officer and Corporate Secretary (incorporated by reference to the Company's Form 10-KSB filed with the SEC on September 18, 2003).
10.9
Management Continuity Agreement - Arne Johnson, Senior Vice President for Strategic Planning & Alliances (incorporated by reference to the Company's Form 10-KSB filed with the SEC on September 18, 2003).

10.10	Management Continuity Agreement - Thomas Bauer, Chief Technology Officer (incorporated by reference to the Company's Form 10-KSB filed with the SEC on September 18, 2003).
10.11	Management Continuity Agreement - Kevin Bohan, Chief Information Officer (incorporated by reference to the Company's Form 10-KSB filed with the SEC on September 18, 2003).
10.12	Independent Directors Stock Option Plan, amended and restated as of February 21, 1995 (incorporated by reference to the Company's Registration on Form 10-SB filed on March 29, 2000).

10.13	1995 Equity Incentive Plan, amended and restated as of December 5, 1995 (incorporated by reference to the Company's Registration on Form 10-5B filed on March 29, 2000).
10.14	Form of Incentive Stock Option Agreement (incorporated by reference to the Company's Registration on Form 10-5B filed on March 29, 2000).
10.15
Consulting Agreement between the Registrant and Mallory Factor, Inc., dated September 22, 1999 (incorporated by reference to the Company's Registration Statement on form 10-SB filed on March 29, 2000).

10.16	1997 Stock Option Plan, as amended and restated as of November 14, 2000 (incorporated by reference to the Company's Proxy Statement on Schedule 14A filed on October 31, 2000).
10.17	2000 Stock Option Plan (incorporated by reference to the Company's Proxy Statement on Schedule 14A filed on October 31, 2000).
10.18	Form of Subscription Agreement for January 2005 private placement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2005).
10.19
Asset Purchase Agreement dated January 10, 2005, between the Company and Blockade Systems Corp. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 14, 2005)

10.20
Promissory Note dated January 10, 2005 between the Company and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on form 8-K filed on January 14, 2005)

10.21	Letter Agreement between Proginet Corporation and V-One Corporation (incorporated by reference to exhibit 10 on Form 8-K filed on March 23, 2005)
23.1*	Consent of BDO Seidman, LLP
23.2*	Consent of PKF Hill, LLP
23.3*	Consent of Ernst & Young,, LLP
23.4	Consent of Moses & Singer, LLP (incorporated by reference to the Opinion of Moses & Singer LLP filed as Exhibit 5 to the Company’s Registration Statement on form SB-2 filed on April 1, 2005).
24	Power of Attorney (incorporated by reference to the Company’s Registration statement on form SB-2 filed on April 1, 2005).

____________________________________________
*	Filed herewith

ITEM 28.  UNDERTAKINGS

(a)       The undersigned Registrant hereby undertakes:

(1)        to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         to include any additional or changed material information with respect to the plan of distribution.

(2)       that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)       to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Garden City, New York, on the 21st day of June, 2005.
PROGINET CORPORATION

By:	/s/ Kevin M. Kelly
Kevin M. Kelly
President and CEO

Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed below by or on behalf of the following persons in the capacities date indicated.
SIGNATURE	TITLE

By: /s/ John C. Daily	Chairman of the Board and Director	June 21, 2005
John C. Daily

By: /s/ Kevin M. Kelly	Director, President and CEO	June 21 2005
Kevin M. Kelly

By: /s/ Debra D. Maria	Chief Financial and Accounting Officer*	June 21 2005
Debra D. Maria

By: /s/ Dr. E. Kelly Hyslop	Director	June 21 2005
Dr. E. Kelly Hyslop

By: /s/ William Loscalzo	Director	June 21 2005
William Loscalzo

By: /s/ Stephen Sternbach	Director	June 21 2005
Stephen Sternbach

By: /s/ George T. Hawes	Director	June 21 2005
George T. Hawes

* as attorney-in-fact